As Filed with the Securities and Exchange Commission on December 15, 2005
Registration Statement No. 333-129823

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MYLAN LABORATORIES INC.
*And the Subsidiary Guarantors listed below
(Exact name of registrant as specified in its charter)

Pennsylvania	2834	25-1211621
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1500 Corporate Drive
Suite 400
Canonsburg, Pennsylvania 15317
(724) 514-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward J. Borkowski
Chief Financial Officer
Mylan Laboratories Inc.
1500 Corporate Drive
Suite 400
Canonsburg, Pennsylvania 15317
(724) 514-1800
(724) 514-1870 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (facsimile)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary
	State or Other	Standard
	Jurisdiction of	Industrial	I.R.S Employer
	Incorporation or	Classification	Identification
Name of Additional Registrant*	Formation	Code Number	Number

Bertek International, Inc.	Vermont	2834	03-0368632
Milan Holding Inc.	Vermont	2834	03-0368631
MLRE LLC	Pennsylvania	2834	52-2402897
MP Air Inc.	West Virginia	2834	72-1546738
Mylan Bertek Pharmaceuticals Inc.	Texas	2834	74-1486230
Mylan Caribe, Inc.	Vermont	2834	04-3354979
Mylan Inc.	Delaware	2834	66-0430539
Mylan International Holdings, Inc.	Vermont	2834	03-0365823
Mylan Pharmaceuticals Inc.	West Virginia	2834	55-0455423
Mylan Technologies Inc.	West Virginia	2834	03-0336833
UDL Laboratories, Inc.	Illinois	2834	36-3096520

*	Addresses and telephone numbers of principal executive offices are the same as those of Mylan Laboratories Inc.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2005
PRELIMINARY PROSPECTUS
MYLAN LABORATORIES INC.
OFFER TO EXCHANGE
$150 million aggregate principal amount of 5.750% Senior Notes due 2010
CUSIP #628530AA5, ISIN #US628530AA54
CUSIP #U62488AA6, ISIN #USU62488AA69
in exchange for $150 million aggregate principal amount of 5.750% Senior Notes due 2010 which have been registered under the Securities Act of 1933, as amended,
and
$350 million aggregate principal amount of 6.375% Senior Notes due 2015
CUSIP #628530AC1, ISIN #US628530AC11
CUSIP #U62488AD4, ISIN #USU62488AB43
in exchange for $350 million aggregate principal amount of 6.375% Senior Notes due 2015 which have been registered under the Securities Act of 1933, as amended,
       We refer to the registered 2010 Notes and 2015 Notes in this exchange offer collectively, as the Exchange Bonds, and to all outstanding 2010 Notes and outstanding 2015 Notes collectively, as the Restricted Bonds.
      The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless we extend the exchange offer in our sole and absolute discretion.
Terms of the exchange offer:

•	We will exchange Exchange Bonds for all outstanding Restricted Bonds that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Restricted Bonds at any time prior to the expiration or termination of the exchange offer.

•	The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

•	The exchange of Restricted Bonds for Exchange Bonds will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the Restricted Bonds in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds.
     Each broker-dealer that receives Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds where such Restricted Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.
     There is no established trading market for the Exchange Bonds, although the Restricted Bonds currently trade on the PORTAL Market.
      See “Risk Factors” beginning on page 13 for a discussion of risks you should consider prior to tendering your outstanding Restricted Bonds for exchange.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005.

      This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:
Investor Relations
Mylan Laboratories Inc.
1500 Corporate Drive
Suite 400
Canonsburg, PA 15317
      Oral requests should be made by telephoning (724) 514-1800.
      In order to obtain timely delivery, you must request the information no later than                     , 2005, which is five business days before the expiration date of the exchange offer.

SUMMARY
      This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference herein.
      In this prospectus, except as otherwise indicated, “Mylan,” “we,” “our,” and “us” refer to Mylan Laboratories Inc. and its consolidated subsidiaries. References herein to a fiscal year shall mean the fiscal year ended March 31.
Our Company
      We are a leading generic pharmaceutical company and are one of the largest manufacturers of generic pharmaceuticals in the U.S. with more than 200 million prescriptions dispensed in fiscal 2005, representing approximately 11% of all generic prescriptions dispensed in the U.S. We have developed, manufactured, marketed, licensed and distributed pharmaceutical products for the past 44 years. Our product portfolio is one of the largest among all U.S. generic pharmaceutical companies, consisting of more than 140 generic products. Over the past 20 years, our net revenues had a compound annual growth rate of approximately 17%. In fiscal year 2005, we had net revenues of approximately $1.25 billion and net income of approximately $204 million.
      We derive, through our subsidiary, Mylan Pharmaceuticals Inc., or MPI, the majority of our generic product revenues primarily from the sale of solid oral dosage pharmaceuticals in more than 40 therapeutic categories. Our subsidiary, UDL Laboratories, Inc., or UDL, packages and markets pharmaceuticals, in unit dose formats, for use primarily in hospitals, nursing homes and other institutions. UDL is the largest unit dose packager in the U.S., having shipped approximately 800 million doses in fiscal year 2005. Our generic business is augmented by our subsidiary, Mylan Technologies Inc., or MTI, which is focused on the research, development, manufacture and sale of transdermal patch technologies and products. MTI has developed and manufactured more generic transdermal products than any other company in the U.S.
      We are a fully integrated pharmaceutical company with capabilities in research, development, regulatory and legal matters, manufacturing, and distribution. In fiscal year 2005, we developed and manufactured approximately 95% of all generic units we sold. We invest in generic research and development and use our intellectual property expertise to continue to grow our product pipeline. Our product development process is focused on targeting difficult to develop or manufacture products that benefit from our skills in the development and manufacturing of controlled-release and transdermal pharmaceuticals. By focusing on these products we hope to differentiate our products in the marketplace and improve profitability.
      We have gained our position of leadership in the generic industry through our demonstrated ability to obtain Abbreviated New Drug Application, or ANDA, approvals, our quality control driven largely by our manufacturing excellence, and our ability to consistently deliver large scale commercial volumes to our customers, who are some of the largest pharmaceutical distributors and retail pharmacy chains in the U.S.
Competitive Advantages
      We believe we have several competitive advantages that enable us to maintain and enhance our leading market position in the U.S. generic pharmaceutical industry:

Breadth of Product Portfolio. Our product portfolio is one of the largest among all U.S. generic pharmaceutical companies, consisting of more than 140 generic products, which include 135 in capsule or tablet form in an aggregate of approximately 360 dosages, in over 40 therapeutic areas. Being a leading player in many of the markets in which we compete provides us with a significant competitive advantage. As of June 30, 2005, approximately 50% of our products ranked #1, and approximately 70% of our products ranked #1 or #2, in the number of new and refilled prescriptions dispensed in each of their respective markets in the U.S. Further, our significant product diversification is such that no single product represented more than 13% of our revenue or gross profit in fiscal year 2005, and the top five products by revenue and gross profit did not constitute more than 30% of those categories. In addition to those products that we manufacture, in fiscal 2005, we also marketed, principally through UDL, 63 generic products in 108 dosage strengths under supply and distribution agreements with other pharmaceutical companies. We believe that the breadth of our product offerings allows us to successfully meet our customers’ demands and helps us to better compete in the generics industry over the long term.

Strong Product Pipeline. Our current generic product pipeline is the most robust in our 44-year history. As of September 30, 2005, we had 50 product applications pending at the Food and Drug Administration, or FDA, representing approximately $37.9 billion in 2004 U.S. sales for the brand name versions of these products. Twelve of these applications are first to file Paragraph IV ANDA patent challenges, which offer the opportunity for 180 days of generic marketing exclusivity if approved by the FDA and we are successful in the patent challenge. These 12 Paragraph IV ANDAs represent approximately $7.8 billion in branded sales. Further, we have approximately 144 products currently in development and advanced evaluation. We believe this pipeline will provide a platform for future growth.

Manufacturing Capabilities and Customer Service. We believe that our extensive capabilities and excellence in manufacturing distinguishes us in the generic pharmaceutical industry and with our customers, positioning us to take advantage of growth opportunities. We have made and continue to make significant investments in our state-of-the-art manufacturing facilities which we believe will allow us to effectively and efficiently manufacture an increased number of new products and provide us enhanced flexibility to capitalize on new product opportunities. Further, our manufacturing sophistication and capacity has enabled us to consistently produce commercial volumes of difficult to develop and manufacture products, which we believe are often subject to less competition. We have long-standing relationships with our core customers who have come to rely on us to provide such volumes across our entire product portfolio. This competitive advantage has allowed us to develop relationships with most of the major distributors and retail pharmacy chains in the U.S., with no one customer accounting for more than 19% of our fiscal year 2005 revenues.

Intellectual Property Expertise. We believe that development and management of intellectual property is a core competency for future product development. Accordingly, we maintain development teams, which include legal counsel, focused on the analysis and selection of opportunities to file ANDAs and Paragraph IV ANDA challenges. Over the past 20 years, we have received 176 ANDA and supplemental ANDA approvals, six New Drug Application, or NDA, approvals and an approvable letter for nebivolol.

Product Quality. Our ability to produce high quality commercial volumes of our products has developed our reputation as a reliable supplier to our customers. We have an excellent FDA manufacturing compliance record. We believe that in an era of growing concern among individual consumers regarding the quality of the drugs they purchase, we are in a strong position to capitalize on our reputation for product excellence.
Industry Overview
      U.S. demographic trends, including the aging of the baby boom generation, the lengthening of average life expectancy and the rising incidence of chronic diseases are favorable for the overall pharmaceutical industry. Each of these trends implies an increase in pharmaceutical consumption over the coming years. The United States represents the largest pharmaceutical market in the world, accounting for approximately 50% of the worldwide market, as prescription drug spending remains a rapidly growing component of U.S. health care expenditures. In 2003, the U.S. pharmaceutical industry achieved sales of approximately

$184 billion. The pharmaceutical industry has grown continuously for 25 years and has been relatively insensitive to economic cycles. According to CMS, prescription drug expenditures have grown at an annual rate of 12.6% since 1980, and CMS projects approximately 11% annual growth through 2013 driven by steady increases in both pharmaceutical prices and prescription growth.
      Generic products provide a safe, effective and cost efficient alternative to brand products. U.S. federal and state governments have been enacting measures over the last 20 years to promote the development of generic products in an effort to control public healthcare costs and expand coverage to a broader population. The most important of these initiatives, the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Waxman-Hatch Act, permits, among other things, generic drugs to enter a brand product market after approval of an ANDA, demonstration of bioequivalence, and expiration, invalidation or circumvention of patents on the corresponding brand drug. Since the passing of the Waxman-Hatch Act, the U.S. generic pharmaceuticals industry has developed into an approximately $18.1 billion market, with generics accounting for 54% of all prescriptions written in 2004, according to IMS Health, and we expect this number to grow.
      The U.S. generics market is well-positioned to capitalize on the following factors:

•	Cost-cutting initiatives by government and managed care providers favor the use of lower-cost generics over branded pharmaceuticals. The average price of a generic drug prescription in 2004 was $28.74, while the average price of a brand name drug prescription was $96.01. According to a 1998 study by the U.S. Congressional Budget Office, or CBO, generic drugs save U.S. consumers $8 to $10 billion each year. We believe that with the passage of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and corresponding Part D Medicare drug benefit, generics will become an increasingly important alternative in controlling public healthcare expenditures.

•	A large number of high-value branded pharmaceutical patent expirations are expected over the next five years. The current estimated U.S. annual brand sales for such products are approximately $72 billion.
Business Strategy
      Our primary objectives are to maintain and grow our leadership position in the U.S. generic pharmaceutical industry. To achieve this, we are pursuing the following business strategies:

Invest in research and development and leverage our intellectual property expertise to enhance our generic pipeline. We have and continue to invest heavily in our generic research and development, including $69 million invested in fiscal year 2005. These investments have allowed us to build the most robust ANDA pipeline in our history. We will seek to build upon our core competency in the development and management of intellectual property for future product development to evaluate appropriate opportunities to file ANDAs and Paragraph IV ANDA challenges, expanding upon our success in identifying opportunities and obtaining first to file or shared exclusivity status.

Strive for continued manufacturing excellence in order to drive product demand and maintain our position as a reliable supplier of generic pharmaceuticals. We strive to continue to produce large commercial volumes of a broad portfolio of high quality products. Our large product portfolio, manufacturing excellence and compliance record provide us with marketing advantages to serve our customers. By fiscal year 2007, we expect to complete a capital expenditure program to expand and enhance our manufacturing capabilities, resulting in over two million square feet of manufacturing, distribution and administrative space. We anticipate that our manufacturing expansion will provide additional operational efficiencies and enhanced production capabilities for current and future products. In the next three to five years, we expect to be able to produce approximately 30 billion doses annually, more than double the 12.5 billion doses we shipped in fiscal year 2005.

Focus on development and manufacturing of “difficult to develop” and “difficult to manufacture” products. We intend to continue to expand our formulation expertise with products that are difficult to develop, formulate and manufacture. We believe we have differentiated ourselves in the industry by being a leader in the manufacturing and development of various drugs in this category. We will strive to maintain our advantage over our competitors with our ability to reliably produce commercial quantities of oral solid dosage, controlled-release and transdermal formulation products. We will continue to concentrate our development activities on generic equivalents of brand products with significant U.S. sales in specialized or growing markets in areas that offer significant opportunities and other competitive advantages.

Leverage our proprietary transdermal technology to develop new products. We plan to focus on applying our leading, state-of-the-art transdermal technology to the development of new branded products through strategic alliances with brand pharmaceutical companies. We have developed manufacturing processes that have enabled us to become a leader in specialized delivery technologies. Successful application of these technologies effectively extends product lifespans and improves delivery profiles. We also intend to continue to pursue the development of generic equivalent products that utilize our transdermal patch technologies.

Strategically out-license our brand drug candidate, nebivolol. We are currently seeking to out-license nebivolol, our product candidate for the treatment of hypertension, to a major brand pharmaceutical company. We have initiated a process to identify an appropriate partner to co-develop and commercialize this product and believe that this strategy will reduce the financial risk to us while maximizing the product opportunity.

Augment growth opportunities through selective acquisitions of generic and branded pharmaceutical products, businesses and technologies. As part of our ongoing growth strategy, we intend to add to our existing generics business through selective acquisitions of products, technology platforms and businesses. Such acquisitions would likely be aimed at adding new capabilities or technologies to our business, or adding to the breadth of our product portfolio. Additionally, we may pursue the acquisition of branded pharmaceutical products or businesses focused in niche therapeutic areas.
* * *
      We were incorporated in Pennsylvania in 1970. Our principal executive offices are located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 and our telephone number at that address is (724)514-1800. Our website is www.mylan.com. The information contained in our website is not a part of this prospectus.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER
      On July 21, 2005, we completed the private offering of $150.0 million aggregate principal amount of 5.750% Senior Notes due 2010 and $350.0 million aggregate principal amount of 6.375% Senior Notes due 2015, which we refer to collectively, as the “Restricted Bonds”. As part of that offering, we entered into a registration rights agreement with the initial purchasers of those Restricted Bonds in which we agreed, among other things, to deliver a prospectus to you and to complete an exchange offer for the Restricted Bonds. Below is a summary of the exchange offer.

Restricted Bonds	$150.0 million principal amount of 5.750% Senior Notes due 2010 and $350.0 million principal amount of 6.375% Senior Notes due 2015.

Exchange Bonds	$150.0 million principal amount of 5.750% Senior Notes due 2010 and $350.0 million principal amount of 6.375% Senior Notes due 2015, the issuance of each of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The form and terms of the 2010 Exchange Bonds are identical in all material respects to those of the 2010 Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the 2010 Restricted Bonds do not apply to the 2010 Exchange Bonds.

The form and terms of the 2015 Exchange Bonds are identical in all material respects to those of the 2015 Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the 2015 Restricted Bonds do not apply to the 2015 Exchange Bonds.

Exchange Offer	We are offering to issue up to

(i) $150.0 million principal amount of the 2010 Exchange Bonds, in exchange for a like principal amount of the 2010 Restricted Bonds,

and

(ii) $350.0 million principal amount of the 2015 Exchange Bonds, in exchange for a like principal amount of the 2015 Restricted Bonds,

to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Bonds were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended in our sole and absolute discretion. By tendering your Restricted Bonds, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds;

• you are acquiring the Exchange Bonds in your ordinary course of business; and

• if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for Restricted Bonds that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal	You may withdraw any Restricted Bonds tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2005.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Bonds	Except as described in the section titled “The Exchange Offer — Procedures for Tendering Restricted Bonds,” a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Bonds into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Restricted Bonds are registered in the name of the broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Bonds in the exchange offer, you should promptly contact the person in whose name the Restricted Bonds are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent’s account.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the Exchange Bonds in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and

• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:

• you cannot rely on the applicable interpretations of the staff of the SEC;

• you will not be entitled to participate in the exchange offer; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds” for more information.

Broker-Dealer	Each broker or dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Bonds issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Bonds.

Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of not less than 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement	When we issued the Restricted Bonds in July 2005, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

• (i) file with the SEC within 120 days of the issue date of the Restricted Bonds and (ii) cause to become effective within 210 days of the issue date of the Restricted Bonds, a registration statement relating to an offer to exchange the Restricted Bonds for the Exchange Bonds;

• keep the exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Bonds; and

• complete the exchange offer within 240 days of the issue date of the Restricted Bonds.

If the registration statement of which this prospectus is a part, is not declared effective within 210 days of the date that we sold the Restricted Bonds (February 16, 2006), if we do not complete the exchange offer within 240 days of the date that we sold the Restricted Bonds (March 18, 2006) or if we fail to meet certain other conditions described under “Description of the Exchange Bonds — Additional Interest,” the interest rate borne by the Restricted Bonds will increase at a rate of 0.25% per annum every 90 days (but shall not exceed 1.00% per annum) until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the registration rights agreement, holders of Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Bonds received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Bonds by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Description of the Exchange Bonds — Registration Rights.”

CONSEQUENCES OF NOT EXCHANGING RESTRICTED BONDS
      If you do not exchange your Restricted Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the restrictions on transfer currently applicable to the Restricted Bonds. In general, you may offer or sell your Restricted Bonds only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.
      We do not currently intend to register the Restricted Bonds under the Securities Act. Under some circumstances, however, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Bonds received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Bonds by these holders. For more information regarding the consequences of not tendering your Restricted Bonds and our obligation to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds” and “Description of the Exchange Bonds — Registration Rights.”

SUMMARY DESCRIPTION OF THE EXCHANGE BONDS
      The summary below describes the principal terms of the Exchange Bonds. Certain of the terms and conditions described below are subject to important limitations and exceptions. The registered 2010 notes and the 2015 notes are referred to herein as the Exchange Bonds, and the Exchange Bonds together with the Restricted Bonds are referred to together as the Bonds. The “Description of the Exchange Bonds” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Bonds.

Issuer	Mylan Laboratories Inc.

Exchange Bonds Offered	$150.0 million aggregate principal amount of 5.750% senior notes due 2010

$350.0 million aggregate principal amount of 6.375% senior notes due 2015

Maturity	2010 Exchange Bonds: August 15, 2010

2015 Exchange Bonds: August 15, 2015

Interest Payment Dates	February 15 and August 15, commencing February 15, 2006. Interest on the Exchange Bonds will accrue from the issue date of the Restricted Bonds.

Guarantees	Our existing wholly owned domestic subsidiaries that guarantee our senior credit facility guarantee the Exchange Bonds and our future wholly owned domestic subsidiaries will guarantee the Exchange Bonds, in each case, on a senior unsecured basis. See “Description of the Exchange Bonds — Guarantees.”

Ranking	The Exchange Bonds are our senior unsecured obligations and:

• rank senior to any future indebtedness that is expressly subordinated to the Exchange Bonds;

• rank equally in right of payment with our existing and future senior unsecured indebtedness; and

• are effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations.

Similarly, the guarantees by our wholly owned domestic subsidiaries:

• rank senior to any future indebtedness that is expressly subordinated to the guarantees of such subsidiaries;

• rank equally in right of payment with the existing and future senior indebtedness of such subsidiaries; and

• are effectively junior to all of the existing and future secured obligations of such subsidiaries to the extent of the value of the assets securing such obligations.

Optional Redemption	2010 Exchange Bonds:

Before August 15, 2008, we may redeem up to 35% of the aggregate principal amount of the 2010 Exchange Bonds with the net proceeds of certain equity offerings at 105.750% of the principal amount thereof, plus accrued interest to the redemption date, if at least 65% of the originally issued aggregate principal amount of the 2010 Bonds remains outstanding. See “Description of the Exchange Bonds — Optional Redemption.”

In addition, at any time prior to August 15, 2010, we may redeem the 2010 Exchange Bonds, in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus a “make-whole premium.” See “Description of the Exchange Bonds — Make-Whole Redemption of Exchange Bonds.”

2015 Exchange Bonds:

We may redeem the 2015 Exchange Bonds, in whole or in part, at any time on or after August 15, 2010, at the redemption prices set forth in this prospectus.

In addition, before August 15, 2008, we may redeem up to 35% of the aggregate principal amount of the 2015 Exchange Bonds with the net proceeds of certain equity offerings at 106.375% of the principal amount thereof, plus accrued interest to the redemption date, if at least 65% of the originally issued aggregate principal amount of the 2015 Bonds remains outstanding. See “Description of the Exchange Bonds — Optional Redemption.”

In addition, prior to August 15, 2010, we may redeem the 2015 Exchange Bonds, in whole or in part, at our option, at a redemption price equal to 100% of their principal amount plus a “make-whole premium.” See “Description of the Exchange Bonds — Make-Whole Redemption of Exchange Bonds.”

Change of Control	Upon certain change of control events, each holder of Exchange Bonds may require us to purchase all or a portion of such holder’s Exchange Bonds at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the purchase date. See “Description of the Exchange Bonds — Purchase of Exchange Bonds Upon a Change of Control.”

Certain Covenants	The indenture governing the Exchange Bonds contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

• pay dividends on, redeem or repurchase our capital stock;

• make investments;

• incur secured indebtedness; and

• consolidate, merge or transfer all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Exchange Bonds” in this prospectus.

In particular, certain of the covenants contained in the indenture will no longer be applicable or will be less restrictive if we achieve investment grade ratings. See “Description of the Exchange Bonds — Fall Away Event.”
Risk Factors
      You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to participating in the exchange offer. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page 13, for a discussion of risks and uncertainties relating to us, our subsidiaries, our business, the exchange offer and holding the Exchange Bonds.

RISK FACTORS
      Participating in the exchange offer involves a number of risks. You should consider carefully the following information about these risks, together with the other information included and incorporated by reference in this prospectus before tendering your Restricted Bonds in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected.
Risks Related to our Business

Our future revenue growth and profitability are dependent upon our ability to develop and/or license, or otherwise acquire, and introduce new products on a timely basis in relation to our competitors’ product introductions. Our failure to do so successfully could have a material adverse effect on our financial position and results of operations.
      Our future revenues and profitability will depend, to a significant extent, upon our ability to successfully develop and/or license, or otherwise acquire, and commercialize new generic and patent or statutorily protected (usually brand) pharmaceutical products in a timely manner. Product development is inherently risky, especially for new drugs for which safety and efficacy have not been established, and the market is not yet proven. Likewise, product licensing involves inherent risks including uncertainties due to matters that may affect the achievement of milestones, as well as the possibility of contractual disagreements with regard to terms such as license scope or termination rights. The development and commercialization process, particularly with regard to new drugs, also requires substantial time, effort and financial resources. We may not be successful in commercializing any of the products that we are developing or licensing (including, without limitation, nebivolol) on a timely basis, if at all, which could adversely affect our product introduction plans, financial position and results of operations.
      FDA approval is required before any prescription drug product, including generic drug products, can be marketed. The process of obtaining FDA approval to manufacture and market new and generic pharmaceutical products is rigorous, time-consuming, costly and largely unpredictable. We may be unable to obtain requisite FDA approvals on a timely basis for new generic or brand products that we may develop, license or otherwise acquire. Also, for products pending approval, we may obtain raw materials or produce batches of inventory to be used in efficacy and bioequivalency testing, as well as in anticipation of the product’s launch. In the event that FDA approval is denied or delayed we could be exposed to the risk of this inventory becoming obsolete. The timing and cost of obtaining FDA approvals could adversely affect our product introduction plans, financial position and results of operations.
      The ANDA approval process often results in the FDA granting final approval to a number of ANDAs for a given product at the time a patent claim for a corresponding brand product or other market exclusivity expires. This often forces us to face immediate competition when we introduce a generic product into the market. Additionally, ANDA approvals often continue to be granted for a given product subsequent to the initial launch of the generic product. These circumstances generally result in significantly lower prices, as well as reduced margins, for generic products compared to brand products. New generic market entrants generally cause continued price and margin erosion over the generic product life cycle.
      The Waxman-Hatch Act provides for a period of 180 days of generic marketing exclusivity for each ANDA applicant that is first to file an ANDA containing a certification of invalidity, non-infringement or unenforceability related to a patent listed with respect to a reference drug product, commonly referred to as a Paragraph IV certification. During this exclusivity period, which under certain circumstances may be required to be shared with other applicable ANDA sponsors with Paragraph IV certifications, the FDA cannot grant final approval to other ANDA sponsors holding applications for the same generic equivalent. If an ANDA containing a Paragraph IV certification is successful and the applicant is awarded exclusivity, it generally results in higher market share, net revenues and gross margin for that applicant. Even if we obtain FDA approval for our generic drug products, if we are not the first ANDA applicant to challenge a listed patent for such a product, we may lose significant advantages to a competitor that filed its ANDA containing such a challenge. The same would be true in situations where we are required to share our exclusivity period with other ANDA sponsors with Paragraph IV certifications. Such situations could have a material adverse effect on our ability to market that product profitably and on our financial position and results of operations.

Our approved products may not achieve expected levels of market acceptance, which could have a material adverse effect on our profitability, financial position and results of operations.
      Even if we are able to obtain regulatory approvals for our new pharmaceutical products, generic or brand, the success of those products is dependent upon market acceptance. Levels of market acceptance for our new products could be impacted by several factors, including:

•	the availability of alternative products from our competitors;

•	the price of our products relative to that of our competitors;

•	the timing of our market entry;

•	the ability to market our products effectively to the retail level; and

•	the acceptance of our products by government and private formularies.
      Some of these factors are not within our control. Our new products may not achieve expected levels of market acceptance. Additionally, continuing studies of the proper utilization, safety and efficacy of pharmaceutical products are being conducted by the industry, government agencies and others. Such studies, which increasingly employ sophisticated methods and techniques, can call into question the utilization, safety and efficacy of previously marketed products. For example, on July 15, 2005, the FDA issued a Public Health Advisory regarding the safe use of transdermal fentanyl patches, a product we currently market, the loss of revenues of which could have a significant impact on our business. In some cases, these studies have resulted, and may in the future result, in the discontinuance of product marketing. These situations, should they occur, could have a material adverse effect on our profitability, financial position and results of operations.

A relatively small group of products may represent a significant portion of our net revenues or net earnings from time to time. If the volume or pricing of any of these products declines, it could have a material adverse effect on our business, financial position and results of operations.
      Sales of a limited number of our products often represent a significant portion of our net revenues and net earnings. If the volume or pricing of our largest selling products declines in the future, our business, financial position and results of operations could be materially adversely affected.

We face vigorous competition from other pharmaceutical manufacturers that threatens the commercial acceptance and pricing of our products, which could have a material adverse effect on our business, financial position and results of operations.
      Our competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

•	proprietary processes or delivery systems;

•	larger research and development and marketing staffs;

•	larger production capabilities in a particular therapeutic area;

•	more experience in preclinical testing and human clinical trials;

•	more products; or

•	more experience in developing new drugs and financial resources, particularly with regard to brand manufacturers.
      Any of these factors and others could have a material adverse effect on our business, financial position and results of operations.

Because the pharmaceutical industry is heavily regulated, we face significant costs and uncertainties associated with our efforts to comply with applicable regulations. Should we fail to comply we could experience material adverse effects on our business, financial position and results of operations.
      The pharmaceutical industry is subject to regulation by various federal and state governmental authorities. For instance, we must comply with FDA requirements with respect to the manufacture, labeling, sale, distribution, marketing, advertising, promotion and development of pharmaceutical products. Failure to comply with FDA and other governmental regulations can result in fines, disgorgement, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of NDAs or ANDAs, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have internal regulatory compliance programs and policies and have had a favorable compliance history, there is no guarantee that these programs, as currently designed, will meet regulatory agency standards in the future. Additionally, despite our efforts at compliance, there is no guarantee that we may not be deemed to be deficient in some manner in the future. If we were deemed to be deficient in any significant way, our business, financial position and results of operations could be materially affected.
      In addition to the new drug approval process, the FDA also regulates the facilities and operational procedures that we use to manufacture our products. We must register our facilities with the FDA. All products manufactured in those facilities must be made in a manner consistent with current good manufacturing practices (“cGMP”). Compliance with cGMP regulations requires substantial expenditures of time, money and effort in such areas as production and quality control to ensure full technical compliance. The FDA periodically inspects our manufacturing facilities for compliance. FDA approval to manufacture a drug is site-specific. Failure to comply with cGMP regulations at one of our manufacturing facilities could result in an enforcement action brought by the FDA which could include withholding the approval of NDAs, ANDAs or other product applications of that facility. If the FDA were to require one of our manufacturing facilities to cease or limit production, our business could be adversely affected. Delay and cost in obtaining FDA approval to manufacture at a different facility also could have a material adverse effect on our business, financial position and results of operations.
      We are subject, as are generally all manufacturers, to various federal, state and local laws regulating working conditions, as well as environmental protection laws and regulations, including those governing the discharge of materials into the environment. Although we have not incurred significant costs associated with complying with environmental provisions in the past, if changes to such environmental laws and regulations are made in the future that require significant changes in our operations or if we engage in the development and manufacturing of new products requiring new or different environmental controls, we may be required to expend significant funds. Such changes could have a material adverse effect on our business, financial position and results of operations.

Our reporting and payment obligations under the Medicaid rebate program and other governmental purchasing and rebate programs are complex and may involve subjective decisions. Any determination of failure to comply with those obligations could subject us to penalties and sanctions which could have a material adverse effect on our business, financial position and results of operations.
      The regulations regarding reporting and payment obligations with respect to Medicaid reimbursement and rebates and other governmental programs are complex, and we and other pharmaceutical companies are defendants in a number of suits filed by state attorneys general and have been notified of an investigation by the U.S. Department of Justice with respect to Medicaid reimbursement and rebates. Our calculations and methodologies are currently being reviewed internally and likewise are subject to review and challenge by the applicable governmental agencies, and it is possible that such reviews could result in material changes. In addition, because our processes for these calculations and the judgments involved in making these calculations involve, and will continue to involve, subjective decisions and complex methodologies, these calculations are subject to the risk of errors. In addition, a number of state and federal government agencies are conducting investigations of manufacturers’ reporting practices with respect to “Average Wholesale Prices” (“AWP”), in which they have suggested that reporting of inflated AWP has led to excessive payments for prescription drugs. We and numerous other pharmaceutical companies have been named as defendants in various actions relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid.
      Any governmental agencies that have commenced, or may commence, an investigation of Mylan could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties and possible exclusion from federal health care programs (including Medicaid and Medicare). Some of the applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments — and even in the absence of any such ambiguity — a governmental authority may take a position contrary to a position we have taken, and may impose civil and/or criminal sanctions. Any such penalties or sanctions could have a material adverse effect on our business, financial position and results of operations.

We expend a significant amount of resources on research and development efforts that may not lead to successful product introductions. Failure to successfully introduce products into the market could have a material adverse effect on our business, financial position and results of operations.
      Much of our development effort is focused on technically difficult-to-formulate products and/or products that require advanced manufacturing technology. We conduct research and development primarily to enable us to manufacture and market FDA-approved pharmaceuticals in accordance with FDA regulations. Typically, research expenses related to the development of innovative compounds and the filing of NDAs are significantly greater than those expenses associated with ANDAs. As we continue to develop new products, our research expenses will likely increase. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs (including, without limitation, nebivolol), our research and development expenditures may not result in the successful introduction of FDA approved new pharmaceutical products. Also, after we submit an NDA or ANDA, the FDA may request that we conduct additional studies and as a result, we may be unable to reasonably determine the total research and development costs to develop a particular product. Finally, we cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial position and results of operations may be materially adversely affected.

A significant portion of our net revenues are derived from sales to a limited number of customers. Any significant reduction of business with any of these customers could have a material adverse effect on our business, financial position and results of operations.
      A significant portion of our net revenues are derived from sales to a limited number of customers. As such, if we experience a reduction in or loss of business with one customer, or if one customer were to experience difficulty in paying us on a timely basis, our business, financial position and results of operations could be materially adversely affected.

The use of legal, regulatory and legislative strategies by competitors, both brand and generic, including so-called “authorized generics” and citizen’s petitions, as well as the potential impact of proposed legislation, may increase our costs associated with the introduction or marketing of our generic products, could delay or prevent such introduction and/or significantly reduce our profit potential. These factors could have a material adverse effect on our business, financial position and results of operations.
      Our competitors, both brand and generic, often pursue strategies to prevent or delay competition from generic alternatives to brand products. These strategies include, but are not limited to:

•	entering into agreements whereby other generic companies will begin to market a so-called “authorized generic,” a generic equivalent of a branded product, at the same time generic competition initially enters the market;

•	filing citizen’s petitions with the FDA, including timing the filings so as to thwart generic competition by causing delays of our product approvals;

•	seeking to establish regulatory and legal obstacles that would make it more difficult to demonstrate bioequivalence;

•	initiating legislative efforts in various states to limit the substitution of generic versions of brand pharmaceuticals;

•	filing suits for patent infringement that automatically delay FDA approval of many generic products;

•	introducing “next-generation” products prior to the expiration of market exclusivity for the reference product, which often materially reduces the demand for the first generic product for which we seek FDA approval;

•	obtaining extensions of market exclusivity by conducting clinical trials of brand drugs in pediatric populations or by other potential methods as discussed below;

•	persuading the FDA to withdraw the approval of brand name drugs for which the patents are about to expire, thus allowing the brand name company to obtain new patented products serving as substitutes for the products withdrawn; and

•	seeking to obtain new patents on drugs for which patent protection is about to expire.
      The Food and Drug Modernization Act of 1997 includes a pediatric exclusivity provision that may provide an additional six months of market exclusivity for indications of new or currently marketed drugs if certain agreed upon pediatric studies are completed by the applicant. Brand companies are utilizing this provision to extend periods of market exclusivity.
      Some companies have lobbied Congress for amendments to the Waxman-Hatch legislation that would give them additional advantages over generic competitors. For example, although the term of a company’s drug patent can be extended to reflect a portion of the time an NDA is under regulatory review, some companies have proposed extending the patent term by a full year for each year spent in clinical trials, rather than the one-half year that is currently permitted.
      If proposals like these were to become effective, our entry into the market and our ability to generate revenues associated with new products may be delayed, reduced or eliminated, which could have a material adverse effect on our business, financial position and results of operations.

We depend on third-party suppliers and distributors for the raw materials, particularly the chemical compound(s) comprising the active pharmaceutical ingredient, that we use to manufacture our products, as well as certain finished goods. A prolonged interruption in the supply of such products could have a material adverse effect on our business, financial position and results of operations.
      We typically purchase the active pharmaceutical ingredient (i.e. the chemical compounds that produce the desired therapeutic effect in our products), and other materials and supplies that we use in our manufacturing operations, as well as certain finished products, from many different foreign and domestic suppliers.
      Additionally, we maintain safety stocks in our raw materials inventory, and in certain cases where we have listed only one supplier in our applications with the FDA, have received FDA approval to use alternative suppliers should the need arise. However, there is no guarantee that we will always have timely and sufficient access to a critical raw material or finished product. A prolonged interruption in the supply of a single-sourced raw material, including the active ingredient, or finished product could cause our financial position and results of operations to be materially adversely affected. In addition, our manufacturing capabilities could be impacted by quality deficiencies in the products which our suppliers provide, which could have a material adverse effect on our business, financial position and results of operations.

We use several manufacturing facilities to manufacture our products. However, a significant number of our products are produced at one location. Production at this facility could be interrupted, which could have a material adverse effect on our business, financial position and results of operations.
      Although we have other facilities, we produce a significant number of our products at our largest manufacturing facility. A significant disruption at that facility, even on a short-term basis, could impair our ability to produce and ship products to the market on a timely basis, which could have a material adverse effect on our business, financial position and results of operations.

We may experience declines in the sales volume and prices of our products as the result of the continuing trend toward consolidation of certain customer groups, such as the wholesale drug distribution and retail pharmacy industries, as well as the emergence of large buying groups. The result of such developments could have a material adverse effect on our business, financial position and results of operations.
      We make a significant amount of our sales to a relatively small number of drug wholesalers and retail drug chains. These customers represent an essential part of the distribution chain of generic pharmaceutical products. Drug wholesalers and retail drug chains have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and consequently increasing the product pricing pressures facing our business. Additionally, the emergence of large buying groups representing independent retail pharmacies and the prevalence and influence of managed care organizations and similar institutions potentially enable those groups to attempt to extract price discounts on our products. The result of these developments may have a material adverse effect on our business, financial position and results of operations.

We may be unable to protect our intellectual and other proprietary property in an effective manner, which could have a material adverse effect on our business, financial position and results of operations.
      Although our brand products may have patent protection, this may not prevent other companies from developing functionally equivalent products or from challenging the validity or enforceability of our patents. If our patents are found to be non-infringed, invalid or not enforceable, we could experience an adverse effect on our ability to commercially promote patented products. We could be required to enforce our patent or other intellectual property rights through litigation, which can be protracted and involve significant expense and an inherently uncertain outcome. Any negative outcome could have a material adverse effect on our business, financial position and results of operations.

Our competitors including brand companies or other third parties may allege that we are infringing their intellectual property, forcing us to expend substantial resources in resulting litigation, the outcome of which is uncertain. Any unfavorable outcome of such litigation could have a material adverse effect on our business, financial position and results of operations.
      Companies that produce brand pharmaceutical products routinely bring litigation against ANDA applicants that seek FDA approval to manufacture and market generic forms of their branded products.

These companies allege patent infringement or other violations of intellectual property rights as the basis for filing suit against an ANDA applicant. Likewise, patent holders may bring patent infringement suits against companies that are currently marketing and selling their approved generic products. Litigation often involves significant expense and can delay or prevent introduction or sale of our generic products.
      There may also be situations where we use our business judgment and decide to market and sell products, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts. The risk involved in doing so can be substantial because the remedies available to the owner of a patent for infringement include, among other things, damages measured by the profits lost by the patent owner and not by the profits earned by the infringer. In the case of a willful infringement, the definition of which is subjective, such damages may be trebled. Moreover, because of the discount pricing typically involved with bioequivalent products, patented brand products generally realize a substantially higher profit margin than bioequivalent products. An adverse decision in a case such as this or in other similar litigation could have a material adverse effect on our business, financial position and results of operations.

We may experience reductions in the levels of reimbursement for pharmaceutical products by governmental authorities, HMOs or other third-party payers. Any such reductions could have a material adverse effect on our business, financial position and results of operations.
      Various governmental authorities and private health insurers and other organizations, such as HMOs, provide reimbursement to consumers for the cost of certain pharmaceutical products. Demand for our products depends in part on the extent to which such reimbursement is available. Third-party payers increasingly challenge the pricing of pharmaceutical products. This trend and other trends toward the growth of HMOs, managed health care and legislative health care reform create significant uncertainties regarding the future levels of reimbursement for pharmaceutical products. Further, any reimbursement may be reduced in the future, perhaps to the point that market demand for our products declines. Such a decline could have a material adverse effect on our business, financial position and results of operations.

Legislative or regulatory programs that may influence prices of prescription drugs could have a material adverse effect on our business, financial position and results of operations.
      Current or future federal or state laws and regulations may influence the prices of drugs and, therefore, could adversely affect the prices that we receive for our products. Programs in existence in certain states seek to set prices of all drugs sold within those states through the regulation and administration of the sale of prescription drugs. Expansion of these programs, in particular, state Medicaid programs, or changes required in the way in which Medicaid rebates are calculated under such programs, could adversely affect the price we receive for our products and could have a material adverse effect on our business, financial position and results of operations.

We are involved in various legal proceedings and certain government inquiries and may experience unfavorable outcomes of such proceedings or inquiries, which could have a material adverse effect on our business, financial position and results of operations.
      We are involved in various legal proceedings and certain government inquiries, including, but not limited to, patent infringement, product liability, breach of contract and claims involving Medicaid and Medicare reimbursements, some of which are described in our periodic reports and involve claims for, or the possibility of fines and penalties involving, substantial amounts of money or for other relief. If any of these legal proceedings or inquiries were to result in an adverse outcome, the impact could have a material adverse effect on our business, financial position and results of operations.
      With respect to product liability, we maintain commercial insurance to protect against and manage a portion of the risks involved in conducting our business. Although we carry insurance, we believe that no reasonable amount of insurance can fully protect against all such risks because of the potential liability inherent in the business of producing pharmaceuticals for human consumption. To the extent that a loss occurs, depending on the nature of the loss and the level of insurance coverage maintained, it could have a material adverse effect on our business, financial position and results of operations.

We enter into various agreements in the normal course of business which periodically incorporate provisions whereby we indemnify the other party to the agreement. In the event that we would have to perform under these indemnification provisions, it could have a material adverse effect on our business, financial position and results of operations.
      In the normal course of business, we periodically enter into employment, legal settlement, and other agreements which incorporate indemnification provisions. We maintain insurance coverage which we believe will effectively mitigate our obligations under these indemnification provisions. However, should our obligation under an indemnification provision exceed our coverage or should coverage be denied, our business, financial position and results of operations could be materially affected.

Our acquisition strategies in general involve a number of inherent risks. These risks could cause a material adverse effect on our business, financial position and results of operations.
      We continually seek to expand our product line through complementary or strategic acquisitions of other companies, products and assets, and through joint ventures, licensing agreements or other arrangements. Acquisitions, joint ventures and other business combinations involve various inherent risks, such as assessing accurately the values, strengths, weaknesses, contingent and other liabilities, regulatory compliance and potential profitability of acquisition or other transaction candidates. Other inherent risks include the potential loss of key personnel of an acquired business, our inability to achieve identified financial and operating synergies anticipated to result from an acquisition or other transaction and unanticipated changes in business and economic conditions affecting an acquisition or other transaction. International acquisitions and other transactions could also be affected by export controls, exchange rate fluctuations, domestic and foreign political conditions and the deterioration in domestic and foreign economic conditions.
      We may be unable to realize synergies or other benefits expected to result from acquisitions, joint ventures and other transactions or investments we may undertake, or be unable to generate additional revenue to offset any unanticipated inability to realize these expected synergies or benefits. Realization of the anticipated benefits of acquisitions or other transactions could take longer than expected, and implementation difficulties, market factors and the deterioration in domestic and global economic conditions could alter the anticipated benefits of any such transactions. These factors could cause a material adverse effect on our business, financial position and results of operations.

Our future success is highly dependent on our continued ability to attract and retain key personnel. Any failure to attract and retain key personnel could have a material adverse effect on our business, financial position and results of operations.
      Because our success is largely dependent on the scientific nature of our business, it is imperative that we attract and retain qualified personnel in order to develop new products and compete effectively. If we fail to attract and retain key scientific, technical or management personnel, our business could be affected adversely. Additionally, while we have employment agreements with certain key employees in place, their employment for the duration of the agreement is not guaranteed. If we are unsuccessful in retaining all of our key employees, it could have a material adverse effect on our business, financial position and results of operations.

Recent decisions by the FDA, current brand tactics and other factors beyond our control have placed our generics business under increasing pressure, which could have a material adverse effect on our business, financial position and results of operations.
      We believe that certain recent FDA rulings are contrary to multiple sections of the Federal Food, Drug, and Cosmetic Act and the Administrative Procedures Act, the FDA’s published regulations and the legal precedent on point. These decisions call into question the rules of engagement in our industry and have added a level of unpredictability that may materially adversely affect our business and the generic industry as a whole. While we continue to challenge these recent decisions as well as current brand tactics that undermine congressional intent, we cannot guarantee that we will prevail or predict when or if these maters will be rectified. If they are not, our business, financial position and results of operations could suffer.

We have begun the implementation of an enterprise resource planning system. As with any implementation of a significant new system, difficulties encountered could result in business interruptions, and could have a material adverse effect on our business, financial position and results of operations.
      We have begun the implementation of an enterprise resource planning (“ERP”) system to enhance operating efficiencies and provide more effective management of our business operations. Implementations of ERP systems and related software carry risks such as cost overruns, project delays and business interruptions and delays. If we experience a material business interruption as a result of our ERP implementation, it could have a material adverse effect on our business, financial position and results of operations.

We must maintain adequate internal controls and be able, on an annual basis, to provide an assertion as to the effectiveness of such controls. Failure to maintain adequate internal controls or to implement new or improved controls could have a material adverse effect on our business, financial position and results of operations.
      Effective internal controls are necessary for the Company to provide reasonable assurance with respect to its financial reports. We are spending a substantial amount of management time and resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and the New York Stock Exchange rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations as to the effectiveness of these systems by our independent registered public accounting firm. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. Additionally, internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, this could have a material adverse effect on our business, financial position and results of operations.

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with GAAP. Any future changes in estimates, judgments and assumptions used or necessary revisions to prior estimates, judgments or assumptions could lead to a restatement which could have a material adverse effect on our business, financial position and results of operations.
      The consolidated and condensed consolidated financial statements included in the periodic reports we file with the SEC are prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions that affect reported amounts of assets (including intangible assets), liabilities, revenues, expenses and income. Estimates, judgments and assumptions are inherently subject to change in the future and any necessary revisions to prior estimates, judgments or assumptions could lead to a restatement. Any such changes could result in corresponding changes to the amounts of assets (including goodwill and other intangible assets), liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our business, financial position and results of operations.
Risks Relating to the Exchange Offer and Holding the Exchange Bonds

The Exchange Bonds rank equally in right of payment with all of our existing and future senior debt and effectively junior to existing and future secured debt to the extent of the assets securing such debt.
      The Exchange Bonds are general unsecured senior obligations that rank equally in right of payment with all of our existing and future senior debt. Our obligations under our senior credit facility are guaranteed by all of our direct and indirect wholly owned domestic subsidiaries, except American Triumvirate Insurance Company, a captive insurance company. The obligations under our senior credit facility and the related guarantees are secured by a lien on, and a pledge of, all of the equity interests of certain of our wholly owned domestic subsidiaries and domestic subsidiaries owned by the guarantors and 65% of the equity interests of each of our foreign subsidiaries and the foreign subsidiaries owned by the guarantors. Any secured indebtedness, including obligations under our senior credit facility and the related guarantees, would have priority over the Exchange Bonds as to the assets securing such debt. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay obligations of the Exchange Bonds only after the holders of secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Exchange Bonds offered hereby. As of September 30, 2005, we had approximately $275 million of indebtedness outstanding under our senior credit facility secured by the capital stock of our subsidiaries as set forth above and had $225 million of undrawn borrowings under our revolving credit facility.
      All of our direct and indirect wholly owned domestic subsidiaries other than American Triumvirate Insurance Company will guarantee the Exchange Bonds. While certain of our existing and future subsidiaries will guarantee the Exchange Bonds, other subsidiaries that do not guarantee our senior credit facility will not guarantee the Exchange Bonds. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the Exchange Bonds. Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the Exchange Bonds. To the extent that any subsidiary whose stock is pledged to secure our senior credit facility is not a guarantor of the Exchange Bonds, our obligations with respect to the Exchange Bonds will rank effectively junior to the senior credit facility to the extent of the value of such subsidiary.

The indenture for the Exchange Bonds and our senior credit facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.
      The indenture for the Exchange Bonds and our senior credit facility impose significant operating and financial restrictions on us. These restrictions limit the ability of us and our subsidiaries to, among other things, incur additional indebtedness, make investments, sell assets, incur certain liens, enter into agreements restricting our subsidiaries’ ability to pay dividends, or merge or consolidate. In addition, our senior credit facility requires us to maintain specified financial ratios. We cannot assure you that these covenants will not adversely affect our ability to finance our future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants or our inability to maintain the required financial ratios could result in a default under the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

We may not be able to satisfy our obligations to holders of the Exchange Bonds upon a change of control.
      In the event of a “change of control,” as defined in the indenture, each holder of the Exchange Bonds would have the right to require us to purchase the Exchange Bonds at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, the Exchange Bonds would be a default under the indenture, which would in turn be a default under our senior credit facility. In addition, a change of control would constitute an event of default under our senior credit facility. A default under our senior credit facility would result in an event of default under the indenture if the lenders accelerate the debt under our senior credit facility.
      If a change of control occurs, we may not have sufficient assets to satisfy all obligations under our senior credit facility and the indenture. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our senior credit facility and the Exchange Bonds or seek to obtain a waiver from the lenders under the senior credit facility or holders of the Exchange Bonds. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.
      Our ability to satisfy our obligations, including the Exchange Bonds and our senior credit facility, will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. If we are unable to generate sufficient cash flow, we may be required to:

•	refinance all or a portion of our debt, including the Exchange Bonds and our senior credit facility;

•	obtain additional financing in the future for acquisitions, working capital, capital expenditures and general corporate or other purposes;

•	redirect a substantial portion of our cash flow to debt service, which as a result, might not be available for our operations or other purposes;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures; or

•	revise or delay our operations or strategic plans.
If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition or results of operations.
      In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our senior credit facility and the indenture governing the Exchange Bonds. Our leverage could have certain material adverse effects on us, including limiting our ability to obtain additional financing and reducing cash available for our operations and acquisitions. As a result, our ability to withstand competitive pressures may be decreased and, we may be more vulnerable to economic downturns, which in turn could reduce our flexibility in responding to changing business, regulatory and economic conditions. These factors could have a material adverse effect on our business, financial position and results of operations.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.
      Under Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if, among other things, any guarantor subsidiary, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the guarantee; or

•	issued the guarantee with the intent of hindering, delaying or defrauding its present or future creditors; and

•	was insolvent or rendered insolvent as a result of issuing the guarantees;

•	was engaged in a business or transaction for which that guarantor subsidiary’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, then the guarantee of that guarantor subsidiary could be voided, or claims by holders of the Exchange Bonds under that guarantee could be subordinated to all other debts of that guarantor subsidiary. In addition, any payment by that guarantor subsidiary pursuant to its guarantee could be required to be returned to that guarantor subsidiary, or to a fund for the benefit of the creditors of that guarantor subsidiary.
      The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor subsidiary would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We are a holding company, and our ability to make payments on the Exchange Bonds depends on our ability to receive dividends or other distributions from our subsidiaries.
      Our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our obligations, including with respect to the Exchange Bonds, will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In the event of bankruptcy proceedings affecting one of these subsidiaries, to the extent we are recognized as a creditor of that entity, our claim could still be junior to any security interest in or other lien on any assets of that entity and to any of its debt and other obligations that are senior to the payment of the Exchange Bonds. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to pay interest and principal on the Exchange Bonds or meet our other obligations.

Certain covenants contained in the indenture governing the Exchange Bonds will not be applicable at any time after the Exchange Bonds are first rated investment grade notwithstanding that the Exchange Bonds may not maintain such ratings.
      The indenture governing the Exchange Bonds will provide that certain covenants will no longer be applicable to us or may be less restrictive from and after the first date on which the Exchange Bonds are rated investment grade. The covenants limit, among other things, our ability to make certain restricted payments. There can be no assurance that the Exchange Bonds will ever be rated investment grade, or that if they are rated investment grade, the Exchange Bonds will maintain such rating. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force even if the Exchange Bonds are subsequently downgraded below investment grade. Additionally, following the first date on which the Exchange Bonds are rated investment grade, any transaction that would have otherwise constituted a “change of control” under the indenture will not be a change of control unless the ratings of the Exchange Bonds by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services are also downgraded as a result of such transaction. See “Description of the Exchange Bonds — Fall Away Event.”

There is no public market for the Exchange Bonds, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.
      The Exchange Bonds are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the Exchange Bonds, that you will be able to sell your Exchange Bonds at a particular time or that the prices that you receive when you sell the Exchange Bonds will be favorable.
      We do not intend to apply for listing or quotation of any series of bonds on any securities exchange or stock market, although our Restricted Bonds trade on the PORTAL Market. The liquidity of any market for the Exchange Bonds will depend on a number of factors, including:

•	the number of holders of Exchange Bonds;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Restricted Bonds for the Exchange Bonds;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Bonds; and

•	prevailing interest rates.

Holders of Restricted Bonds who fail to exchange their Restricted Bonds in the exchange offer will continue to be subject to restrictions on transfer.
      If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Bonds. The restrictions on transfer of your Restricted Bonds arise because we issued the Restricted Bonds under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Bonds if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Bonds under the Securities Act. For further information regarding the consequences of tendering your Restricted Bonds in the exchange offer, see the discussion below under the caption “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds.”

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Bonds.
      Delivery of Exchange Bonds in exchange for Restricted Bonds tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Restricted Bonds into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Restricted Bonds for exchange. Restricted Bonds that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Restricted Bonds” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Restricted Bonds.”

Some holders who exchange their Restricted Bonds may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.
      If you exchange your Restricted Bonds in the exchange offer for the purpose of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

FORWARD-LOOKING STATEMENTS
      Certain statements contained in or incorporated by reference into this prospectus are “forward-looking statements” and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Matters discussed in or incorporated by reference into this prospectus that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. These statements may be identified by the use of words like “plans”, “expects”, “aims”, “believes”, “projects”, “anticipates”, “intends”, “estimates”, “will”, “should”, “could” and other expressions that indicate future events and trends. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievement to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include:

•	The ability to achieve operating and financial targets;

•	The highly competitive nature of the pharmaceutical industry;

•	The ability to successfully introduce new generic products to the market;

•	The ability to attract and retain qualified management and personnel;

•	Potential liabilities and other claims that may be asserted against Mylan;

•	Changes in accounting practices;

•	Changes in general economic conditions;

•	The availability and terms of capital to fund the expansion of our business;

•	Changes in business strategy or development plans;

•	Delays in supply of the raw materials used for our products;

•	The outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures;

•	Changes in federal, state or local regulations affecting the pharmaceutical industry; and

•	Other risk factors detailed herein and in our filings with the SEC.
      Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.
      You are cautioned not to rely unduly on any forward-looking statements. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled “Risk Factors” included in this prospectus. In addition, you are advised to review any further disclosures we make on related subjects in reports we file with the SEC.

USE OF PROCEEDS
      We will not receive any proceeds from the exchange offer. Any Restricted Bonds that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

					Six Months Ended
Year Ended March 31,					September 30,

2001	2002	2003	2004	2005	2005

—	—	—	—	—	13.36
      For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes and before adjustment for losses from equity investments plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. Note that prior to the quarter ended September 30, 2005, interest charges and that portion of rental expense representative of interest were immaterial.

SELECTED HISTORICAL FINANCIAL INFORMATION
      The following table presents our selected consolidated historical financial data. We derived the annual historical information from our consolidated financial statements as of and for each of the fiscal years ended March 31, 2001 through 2005 that are incorporated by reference into this prospectus. We derived the selected historical financial information as of and for the six months ended September 30, 2004 and 2005 from our unaudited consolidated financial statements that are incorporated by reference into this prospectus. The information should be read in conjunction with our historical consolidated financial statements and related notes incorporated by reference herein from our annual report on Form 10-K for the fiscal year ended March 31, 2005, our Form 10-Q for the quarter and six months ended September 30, 2005 and our Form 8-K filed with the SEC on November 17, 2005, as well as other information that has been filed with the SEC. The historical results included below and elsewhere in this document may not be indicative of our future performance.

						As of and for the
	Selected Historical Financial Information(1)
	as of and for the					Six Months Ended
	Fiscal Year Ended March 31,					September 30,

	2001	2002	2003	2004	2005	2004	2005

	(Dollars in thousands)
Statement of Earnings:
Net revenues	$846,696	$1,104,050	$1,269,192	$1,360,707	$1,253,374	$645,967	$621,372
Other revenue	—	—	—	13,910	—	—	—

Total revenues	846,696	1,104,050	1,269,192	1,374,617	1,253,374	645,967	621,372
Cost of sales	464,521	480,111	597,756	612,149	629,834	310,961	310,307

Gross profit	382,175	623,939	671,436	762,468	623,540	335,006	311,065
Operating expenses:
Research and development	64,385	58,847	86,748	100,813	87,881	43,537	53,245
Selling and administrative	151,212	169,913	173,070	201,612	259,478	117,434	128,271
Litigation settlements, net	147,000	—	(2,370)	(34,758)	(25,990)	(25,985)	12,000

Earnings from operations	19,578	395,179	413,988	494,801	302,171	200,020	117,549
Interest expense	—	—	—	—	—	—	8,942
Other income, net	38,435	13,144	12,525	17,807	10,076	2,596	9,903

Earnings before income taxes	58,013	408,323	426,513	512,608	312,247	202,616	118,510
Provision for income taxes	20,885	148,072	154,160	177,999	108,655	71,929	39,825

Net earnings	$37,128	$260,251	$272,353	$334,609	$203,592	$130,687	$78,685

Per common share data:
Net earnings
Basic	$0.13	$0.92	$0.98	$1.24	$0.76	$0.49	$0.32
Diluted	$0.13	$0.91	$0.96	$1.21	$0.74	$0.48	$0.31
Cash dividends declared and paid	$0.07	$0.07	$0.08	$0.10	$0.12	$0.06	$0.12
Weighted average common shares outstanding:
Basic	283,023	282,432	278,789	268,931	268,985	268,749	247,244
Diluted	285,186	286,578	282,330	276,318	273,621	274,170	251,621
Balance sheet data:
Cash and marketable securities	$284,898	$617,056	$686,806	$696,929	$808,081	$799,472	$631,513
Total assets	$1,472,500	$1,619,880	$1,745,223	$1,885,061	$2,135,673	$1,993,629	$1,914,063
Long term debt	$—	$—	$—	$—	$—	$—	$772,250
Total shareholders’ equity	$1,132,536	$1,402,239	$1,446,332	$1,659,788	$1,845,936	$1,784,055	$830,661

(1)	In fiscal years 2005, 2004 and 2003, we settled various outstanding legal matters for a net gain of $25,990, $34,758 and $2,370, respectively. In fiscal 2001, we reached a tentative settlement with the Federal Trade Commission, States’ Attorneys General and certain private parties with regard to lawsuits filed against us relating to lorazepam and clorazepate in the amount of $147,000. This settlement was approved by the court and made final in February 2002.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      When we sold the Restricted Bonds on July 21, 2005, we entered into a registration rights agreement with the initial purchasers of those Restricted Bonds. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

•	(i) file with the SEC within 120 days of the issue date of the Restricted Bonds and (ii) cause to become effective within 210 days of the issue date of the Restricted Bonds, a registration statement relating to an offer to exchange the Restricted Bonds for the Exchange Bonds;

•	keep the exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date of notice thereof is mailed to the holders of the Restricted Bonds; and

•	complete the exchange offer within 240 days of the issue date of the Restricted Bonds.
      We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to initiate this exchange offer as promptly as practicable after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest (“additional interest”) to the holders of the Restricted Bonds if the registration statement of which this prospectus is a part, is not declared effective within 210 days of the date that we sold the Restricted Bonds (February 16, 2006), if the exchange offer is not completed on or prior to March 18, 2006, or if certain other conditions described under “Description of the Exchange Bonds — Additional Interest” are not met. Under some circumstances set forth in the registration rights agreement, holders of Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Bonds received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Bonds by these holders.
      Each broker-dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds, where the Restricted Bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
      The exchange offer is not being made to holders of Restricted Bonds in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Terms of the Exchange Offer
      Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange Restricted Bonds which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on                     , 2005. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term “expiration date” means the latest time and date to which the exchange offer is extended.
      As of the date of this prospectus, $500.0 million aggregate principal amount of Restricted Bonds are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of Restricted Bonds known to us.
      We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any

Restricted Bonds, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all Restricted Bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Bonds not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.
      Restricted Bonds tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.
      We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Bonds, upon the occurrence of any of the conditions of the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Bonds as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Procedures for Tendering Restricted Bonds
      You may only tender your Restricted Bonds by book-entry transfer of the Restricted Bonds into the exchange agent’s account at DTC. The tender to us of Restricted Bonds by you, as set forth below, and our acceptance of the Restricted Bonds will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Bonds for exchange pursuant to the exchange offer, you must transmit an agent’s message to The Bank of New York, as exchange agent, at the address listed below under the heading “— Exchange Agent.” In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a “book-entry confirmation”) of the Restricted Bonds into the exchange agent’s account at DTC.
      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.
      If you are a beneficial owner whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent’s account.
      We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Bonds tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Bonds in the exchange offer). Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Bonds for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Bonds for exchange, and no one will be liable for failing to provide such notification.
      By tendering Restricted Bonds, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer, (iii) you are acquiring the Exchange Bonds in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for Restricted Bonds that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”
      If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Bonds in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      See “Plan of Distribution.” Each broker-dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds, where the Restricted Bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
      By delivering an agent’s message, a beneficial owner (whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Bonds, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Bonds, in accordance with the terms and conditions of the exchange offer.
      Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Bonds it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Bonds, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Bonds tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Bonds, also agrees that it will comply with its obligations under the registration rights agreement.
Acceptance of Restricted Bonds for Exchange; Delivery of Exchange Bonds
      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Bonds properly tendered and will issue the Exchange Bonds promptly after acceptance of the Restricted Bonds. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Bonds for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.
      The holder of each Restricted Bond accepted for exchange will receive an Exchange Bond in the amount equal to the surrendered Restricted Bond. Holders of Exchange Bonds on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Bonds or, if no interest has been paid, from the issue date of the Restricted Bonds. Holders of Exchange Bonds will not receive any payment in respect of accrued interest on Restricted Bonds otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.
      In all cases, issuance of Exchange Bonds for Restricted Bonds that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of book-entry transfer of the Restricted Bonds into the exchange agent’s account at DTC.
      If any tendered Restricted Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Bonds will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.
Book–Entry Transfers
      The exchange agent will make a request to establish an account for the Restricted Bonds at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Restricted Bonds by causing DTC to transfer those Restricted Bonds into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Bonds into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Bonds and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.
Withdrawal Rights
      For a withdrawal of a tender of Restricted Bonds to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Bonds in order that such bonds may be withdrawn. Properly withdrawn Restricted Bonds may be re-tendered by following the procedures described under “— Procedures for Tendering Restricted Bonds” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
      We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Bonds so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Bonds will be issued unless the Restricted Bonds so withdrawn are validly re-tendered.
Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue Exchange Bonds in exchange for, any Restricted Bonds and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such Restricted Bonds:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Exchange Bonds pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of Exchange Bonds having obligations with respect to resales and transfers of Exchange Bonds which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d) any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Restricted Bonds or the Exchange Bonds;
which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.
      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.
      In addition, we will not accept for exchange any Restricted Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Restricted Bonds, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent
      We have appointed The Bank of New York as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:
The Bank of New York, Exchange Agent
By Registered or Certified Mail, Overnight Delivery after
4:30 p.m. (New York City time) on the Expiration Date:
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — Floor 7 East
New York, NY 10286
Fax: (212) 298-1915
Attn: Mr. William Buckley
For Information Call:
(212) 815-5788
For Facsimile Transmission
(for Eligible Institutions only):
(212) 298-1915
Confirm by Telephone:
(212) 815-5788
Fees and Expenses
      The principal solicitation is being made through DTC by The Bank of New York, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.
      Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.
Accounting Treatment
      We will record the Exchange Bonds at the same carrying value as the Restricted Bonds, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the terms of the Exchange Bonds.
Transfer Taxes
      You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Bonds in the exchange offer unless you instruct us to register Exchange Bonds in the name of, or request that Restricted Bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Bonds
      The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.
      If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Bonds and the restrictions on transfer of the Restricted Bonds imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Bonds were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Bonds may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Bonds under the Securities Act.
      Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Bonds in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and

•	you are not an affiliate of ours.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Bonds as it has in other interpretations to third parties.
      Each holder of Restricted Bonds who wishes to exchange such Restricted Bonds for the related Exchange Bonds in the exchange offer represents that:

•	it is not our affiliate;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer;

•	it is acquiring the Exchange Bonds in its ordinary course of business; and

•	if it is a broker-dealer, it will receive the Exchange Bonds for its own account in exchange for Restricted Bonds that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Bonds it receives. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”
      As discussed above, in connection with resales of Exchange Bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Bonds, other than a resale of an unsold allotment from the original sale of the Restricted Bonds, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 90 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Bonds acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE BONDS
      You can find the definitions of certain terms used in this description under “— Certain Definitions.” Defined terms used in this description but not defined below under “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company” refers only to Mylan Laboratories Inc.
      The Exchange Bonds will be issued under an indenture, dated as of July 21, 2005, between the Company and The Bank of New York, as trustee (the “Trustee”). This is the same indenture under which the Restricted Bonds were issued. Unless the context otherwise requires, in this description, (i) the “2010 notes” refer to the 2010 Exchange Bonds and the 2010 Restricted Bonds, (ii) the “2015 notes” refer to the 2015 Exchange Bonds and the 2015 Restricted Bonds and (iii) the “notes” refers to the 2010 notes and the 2015 notes. Each of the 2010 notes and the 2015 notes are hereinafter sometimes referred to as a “series” of notes.
      The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A copy of the indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information; Incorporation by Reference.” The indenture contains provisions that define your rights under the notes. In addition, the indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
      The 2010 Restricted Bonds were initially issued in an aggregate principal amount of $150,000,000 and the 2015 Restricted Bonds were initially issued in an aggregate principal amount of $350,000,000.
      The Company may issue additional notes of either series in an unlimited aggregate principal amount at any time and from time to time under the same indenture. These additional notes of any series will have substantially the same terms as the notes of such series offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the issue date of the additional notes or except for the first payments of interest following the issue date of the additional notes) so that the additional notes of such series may be consolidated and form a single series with the notes of such series.
      The Company will issue the Exchange Bonds only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as paying agent and registrar for the Exchange Bonds. The Exchange Bonds may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. The Company may change any paying agent or registrar without notice to holders of the Exchange Bonds and the Company may act as paying agent or registrar.
      Any Restricted Bonds that remain outstanding after the completion of the exchange offer, together with the Exchange Bonds issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.
Exchange Bonds versus Restricted Bonds
      The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.
Principal, Maturity and Interest
      The 2010 Exchange Bonds will mature on August 15, 2010. The 2015 notes will mature on August 15, 2015.

      Interest on the 2010 Exchange Bonds will accrue at a rate of 5.750% per annum and interest on the 2015 Exchange Bonds will accrue at a rate of 6.375% per annum and, in each case, will be payable semiannually in arrears on February 15 and August 15, commencing on February 15, 2006. The Company will pay interest to those persons who were holders of record on the February 1 and August 1, as the case may be, immediately preceding each interest payment date.
      Interest on the Exchange Bonds will accrue from the date of original issuance of the Restricted Bonds for which they are exchanged or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
      You should refer to the description under “Registration Rights” for a more detailed description of the circumstances under which the interest rate may increase.
Methods of Receiving Payments on the Notes
      If a holder has given the Company wire transfer instructions at least three business days prior to the applicable payment date, the Company will pay, or cause to be paid by the paying agent, all principal, interest and additional interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Ranking
      The notes of each series are senior unsecured obligations of the Company and:

•	rank pari passu in right of payment with all other indebtedness of the Company that is not by its terms expressly subordinated to other indebtedness of the Company;

•	rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•	are effectively junior to the secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness.
      Each Guarantee is general unsecured obligation of the Guarantor and:

•	ranks pari passu in right of payment with all other indebtedness of the Guarantor that is not by its terms expressly subordinated to other indebtedness of the Guarantor;

•	ranks senior in right of payment to all indebtedness of the Guarantor that is, by its terms, expressly subordinated to the senior indebtedness of the Guarantor; and

•	is effectively junior to the secured indebtedness of the Guarantor to the extent of the value of the collateral securing such indebtedness.
Guarantees
      Payment of the notes of each series is guaranteed by the Guarantors jointly and severally, fully and unconditionally, on a senior basis.

•	The Guarantors were initially comprised of all Subsidiaries of the Company that were guarantors under the Credit Agreement on the Issue Date.

•	In addition, if any future Subsidiary of the Company becomes a guarantor or obligor in respect of any Triggering Indebtedness, the Company shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall agree to guarantee the Company’s obligations under the notes, fully and unconditionally and on a senior basis.

      If the Company defaults in payment of the principal of premium, if any, or interest on the notes, each of the Guarantors will be unconditionally, jointly and severally obligated to duly and punctually pay the principal of, premium, if any, and interest on the notes.
      The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP. The Company also may, at any time, cause a Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the notes by such Subsidiary on the basis provided in the indenture.
      Notwithstanding the foregoing, a Guarantee of a Guarantor will be released:

•	upon a sale or disposition of such Guarantor in a transaction that complies with the indenture such that such Guarantor ceases to be a Subsidiary of the Company;

•	upon payment in full of all principal, premium, if any, and interest on the notes; or

•	upon the release of the Guarantor’s guarantee under the applicable Triggering Indebtedness.
Optional Redemption

2010 Notes
      Except as set forth below, the 2010 notes may not be redeemed prior to maturity.

2015 Notes
      Except as set forth below, the 2015 notes may not be redeemed prior to August 15, 2010. At any time or from time to time on or after August 15, 2010, the Company, at its option, may redeem the 2015 notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated:

Year	Optional Redemption Price

2010	103.188%
2011	102.125%
2012	101.063%
2013 and thereafter	100.000%
Redemption of Notes with Net Cash Proceeds of Qualified Equity Offerings
      At any time or from time to time prior to August 15, 2008, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the notes of each series issued under the indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to (x) in the case of the 2010 notes, 105.750% of the principal amount of the 2010 notes to be redeemed and (y) in the case of the 2015 notes, 106.375% of the principal amount of the 2015 notes to be redeemed, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of notes of the applicable series issued under the indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 120 days of the date of the closing of any such Qualified Equity Offering.

      “Qualified Equity Offering” means the issuance and sale of Qualified Capital Stock of the Company in a bona fide public or private offering.
Make-Whole Redemption of Notes
      Before August 15, 2010, the Company may also redeem all or any portion of the notes of either series upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, the date of redemption (a “Make-Whole Redemption Date”).
      “Applicable Premium” means, with respect to any note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1)(x) in the case of any 2015 note, the redemption price of the 2015 note at August 15, 2010 (exclusive of accrued interest) and (y) in the case of any 2010 note, the principal amount of the 2010 note at August 15, 2010, plus (2) all scheduled interest payments due on such note from the Make-Whole Redemption Date through August 15, 2010, computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the principal amount of such note.
      “Treasury Rate” means, with respect to any Make-Whole Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Make-Whole Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Redemption Date to August 15, 2010; provided that if the period from such Make-Whole Redemption Date to August 15, 2010 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Redemption Date to August 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
Mandatory Redemption
      The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Selection and Notice of Redemption
      If the Company redeems less than all the notes of any series at any time, the Trustee will select notes of such series by lot on a pro rata basis, or by such means as are fair and reasonable.
      The Company will redeem notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The Company may provide in the notice that payment of the redemption price and performance of the Company’s obligations with respect to the redemption or purchase may be performed by another person. Any notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after such date, unless the Company defaults in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Purchase of Notes Upon a Change of Control
      If a Change of Control occurs, each holder of notes will have the right to require that the Company purchase all or any part (in integral multiples of $1,000) of such holder’s notes pursuant to a Change of Control offer (a “Change of Control Offer”) except that the Company shall not be obligated to repurchase the notes of any series pursuant to this covenant in the event that the Company has exercised the right to redeem all of the notes of such series as described under “— Optional Redemption.” In the Change of Control Offer, the Company will offer to purchase all of the notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).
      Within 30 days after any Change of Control or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of notes, by first-class mail, postage prepaid, at its address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred or will occur and the date of such event;

•	the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the purchase date may not occur prior to the Change of Control;

•	that any note not tendered will continue to accrue interest;

•	that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a holder of notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.
      If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. The Company’s failure to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the notes the rights described under “— Events of Default.”
      In addition to the Company’s obligations under the indenture with respect to the notes in the event of a Change of Control, the Credit Agreement contains an event of default upon a Change of Control (as defined therein) which obligates the Company to repay amounts outstanding under such indebtedness upon an acceleration of the indebtedness issued thereunder. As a result, the Company may not be able to repurchase the notes and satisfy the Company’s obligations under the Company’s other indebtedness following a Change of Control. See “Risk Factors — We may not be able to satisfy our obligations to holders of the Exchange Bonds upon a change of control.”
      The Company may exercise its optional right to redeem all or a portion of the notes, at specified redemption prices, even if a Change of Control Offer is made. After August 15, 2013, the specified redemption price for the 2015 notes will be lower than the price the Company would have to pay if holders require it to purchase the 2015 notes upon the occurrence of a Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Company’s assets. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. Therefore, if holders of the notes elected to exercise their rights under the indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.
      The existence of a holder’s right to require the Company to repurchase such holder’s notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.
      The provisions of the indenture will not afford holders of the notes the right to require the Company to repurchase the notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control.
      The Company will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
Certain Covenants
      Restrictions on Secured Debt. (a) Neither the Company nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness (excluding for purposes of this covenant, any Qualified Receivables Transaction) secured by a mortgage, security interest, pledge or lien (which are referred to herein, collectively, as a “lien”) of or upon any of its assets (including, without limitation, any shares of capital stock or indebtedness of any Subsidiary), whether owned at the Issue Date or acquired after the Issue Date, without ensuring that the notes (together with, if the Company decides, any other indebtedness created, issued, assumed or guaranteed by the Company or any Restricted Subsidiary and then existing or thereafter created) will be secured by such lien equally and proportionately with (or, at the Company’s option, prior to) such indebtedness. This restriction will not apply to indebtedness secured by any of the following:

(1) liens on any property acquired, constructed or improved by the Company or any Restricted Subsidiary after the Issue Date to secure indebtedness (including Capital Lease Obligations) incurred for the purpose of financing or refinancing all or any part of the purchase price of such property or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred prior to or within 270 days after the applicable acquisition, completion of construction or beginning of commercial operation of such property, as the case may be;

(2) liens on any property existing at the time the Company or any Restricted Subsidiary acquire such property (provided that such lien is not incurred in anticipation of such transaction and does not extend beyond the property subject thereto or secure any indebtedness that is not secured thereby immediately prior to such transaction);

(3) liens on property of a Person existing at the time the Company or any Restricted Subsidiary merge or consolidate with such Person or at the time the Company or any Restricted Subsidiary acquire all or substantially all of the properties of such Person and extending only to the property so acquired (provided that such lien is not incurred in anticipation of such transaction and does not extend beyond the property subject thereto or secure any indebtedness that is not secured thereby immediately prior to such transaction);

(4) liens on any property of a Person existing at the time such Person becomes a Subsidiary (provided that such lien is not incurred in anticipation of such transaction and does not extend beyond the property subject thereto or secure any indebtedness that is not secured thereby immediately prior to such transaction);

(5) liens securing any Credit Agreement provided that the aggregate amount of Indebtedness thereunder does not exceed the greater of (x) $500,000,000 and (y) the Borrowing Base;

(6) liens to secure indebtedness of any Subsidiary to the Company or a Restricted Subsidiary; and

(7) extensions, renewals or replacements of any lien existing on the Issue Date or any lien referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement plus the amount of reasonable fees and expenses in connection therewith, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property) which was subject to the lien so extended, renewed or replaced.

      (b) Notwithstanding the restriction outlined above, the Company or any Restricted Subsidiary may, without having to equally and proportionately secure the notes, issue, assume or guarantee indebtedness secured by a lien not excepted from the restriction set forth above if the total of:

(1) such indebtedness; plus

(2) all other indebtedness (other than any Qualified Receivables Transaction) that the Company and the Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by liens not excepted pursuant to paragraphs (1) through (7) of clause (a) above; plus

(3) the Attributable Debt existing in respect of Sale Leaseback Transactions existing at such time, does not at the time of incurrence of such indebtedness exceed 10% of Consolidated Net Tangible Assets.
      Attributable Debt with respect to Sale Leaseback Transactions in respect of which an amount (equaling at least the net proceeds of the sale of property) is used within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve assets used or useful in the business of the Company or its Restricted Subsidiaries will not be included for the purposes of calculating Attributable Debt in the preceding paragraph of this clause (b).
      If an Unrestricted Subsidiary is Redesignated as a Restricted Subsidiary or becomes a Restricted Subsidiary as a result of a Fall Away Event, any liens on the assets of that Subsidiary existing at the time that such Subsidiary was Redesignated or at the time such Fall Away Event occurs that secure any indebtedness of such Subsidiary (or any refinancing thereof that complies with clause (a)(7) above) will not result in such Subsidiary being required by the indenture to equally and ratably secure the notes. However, the amount of indebtedness secured by such liens shall be included in any subsequent determination of whether a future incurrence of indebtedness by the Company or a Restricted Subsidiary meets the test set forth in the first paragraph of this clause (b).
      Restrictions on Sale Leaseback Transactions. Neither the Company nor any Restricted Subsidiary will enter into any Sale Leaseback Transaction with respect to any asset unless:

(1) the Company or such Restricted Subsidiary is entitled under the provisions described in paragraph (b) under “— Certain Covenants — Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a lien on such property in an amount at least equal to the Attributable Debt in respect of the Sale Leaseback Transaction without having to equally and ratably secure the notes; or

(2) the Company applies an amount (equaling at least the net proceeds of the sale of property) within 180 days after the effective date of the arrangement to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve assets used or useful in the business of the Company or its Restricted Subsidiaries.

      Limitations on Restricted Payments. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any Subsidiary (other than (a) Capital Stock of any Wholly Owned Subsidiary of the Company or (b) purchases, redemptions, defeasances or other acquisitions made by a Restricted Subsidiary on a pro rata basis from all shareholders of such Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

(3) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all shareholders of such Restricted Subsidiary); or

(4) make any Investment in any Person (other than any Permitted Investments);
(any of the foregoing actions described in clauses (1) through (4) above being referred to as “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred), unless:

(1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(2) immediately after giving effect to such proposed Restricted Payment on a pro forma basis, the Company’s Consolidated Fixed Charge Coverage Ratio is equal to or greater than 2:1; and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the Issue Date (other than Restricted Payments permitted by clauses (2) through (9) of paragraph (b) below) does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the Company’s fiscal quarter in which the Issue Date occurs and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) the aggregate Net Cash Proceeds received after the Issue Date by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock as set forth below in clause (2) of paragraph (b) below);

(C) the aggregate Net Cash Proceeds received after the Issue Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

(D) the aggregate Net Cash Proceeds received after the Issue Date by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the Issue Date, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid);

(E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes; provided that the amount of cash return on such Restricted Investment shall be excluded from Consolidated Net Income for purposes of calculating clause 3(A) above to the extent included in Consolidated Net Income;

(F) upon a Redesignation of an Unrestricted Subsidiary designated as such after the Issue Date as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Company’s Investments in such Subsidiary to the extent such Investments reduced the amount available under this clause (3) and were not previously repaid or otherwise reduced; and

(G) $50.0 million.
      (b) Notwithstanding the foregoing, and in the case of clauses (5) through (8) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted or not precluded by the provisions of the indenture (the declaration after the Issue Date of such payment will be deemed a Restricted Payment under paragraph (a) above as of the date of declaration but the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) above);

(2) the making of a Restricted Payment in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) above;

(3) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

(4) the repurchase of Capital Stock deemed to occur upon exercise of stock options to the extent that shares of such Capital Stock represent a portion of the exercise price of such options;

(5) the repurchase, redemption, or other acquisition or retirement for value of any class of Capital Stock of the Company from employees, former employees, directors or former directors of the Company or any Restricted Subsidiary pursuant to the terms of the agreements pursuant to which such Capital Stock was acquired in an amount of up to $5.0 million per calendar year (with any unused amount of such $5.0 million carried forward and available in the next succeeding year only);

(6) the repurchase of any Redeemable Capital Stock of the Company at a purchase price not greater than 101% of the principal amount or liquidation preference of such Redeemable Capital

Stock in the event of a Change of Control pursuant to a provision similar to “— Purchase of Notes Upon a Change of Control;” provided that prior to consummating any such repurchase, the Company has made the Change of Control Offer required herein and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

(7) the declaration or payment of cash dividends on the Company’s common stock in an amount not to exceed $0.06 per share in any fiscal quarter (as adjusted so that the aggregate amount payable pursuant to this clause (7) is not increased or decreased solely as a result of any stock-split, stock dividend or similar reclassification) plus the payment of pro rata dividends on shares subject to issuance pursuant to outstanding options;

(8) at any time prior to June 30, 2006, the Company may purchase shares of its common stock through a repurchase program or open market purchases for total consideration not to exceed $250,000,000; and

(9) the Transactions will be permitted.

      Limitations on Designation of Unrestricted Subsidiaries. (a) Prior to a Fall Away Event, the Company may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Company as an Unrestricted Subsidiary under the indenture (a “Designation”) only if:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii) the Company would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of “— Certain Covenants — Limitations on Restricted Payments” above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date.
      (b) No Subsidiary shall be Designated as an Unrestricted Subsidiary unless such Subsidiary:

(i) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Company or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates; and

(ii) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results.
If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture.
      (c) The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(i) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(ii) all Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be made for all purposes of the indenture.
      All Designations and Redesignations must be evidenced by resolutions of the board of directors of the Company, delivered to the Trustee certifying compliance with the foregoing provisions.
      Additional Guarantees. If any Subsidiary of the Company that is not a Guarantor becomes a guarantor or obligor in respect of any other Triggering Indebtedness, the Company shall cause such

Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall agree to Guarantee the Company’s obligations under the notes, fully and unconditionally and on a senior basis.
      Notwithstanding the foregoing, a Guarantee of a Guarantor will be released:

•	upon a sale or disposition of such Subsidiary in a transaction that complies with the indenture such that such Subsidiary ceases to be a Subsidiary;

•	upon payment in full of all principal, premium, if any, and interest on the notes; or

•	upon the release of the Guarantor’s guarantee under the applicable Triggering Indebtedness.
Fall Away Event
      In the event of the occurrence of a Fall Away Event (and notwithstanding the failure of the Company subsequently to maintain an Investment Grade Rating), the covenants and provisions described above under “— Certain Covenants — Limitations on Restricted Payments,” and “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” shall each no longer be in effect for the remaining term of the notes. The covenant described under “— Certain Covenants — Restrictions on Secured Debt,” “— Certain Covenants — Additional Guarantees” and “— Certain Covenants — Restrictions on Sale Leaseback Transactions” and the provisions set forth above under “— Purchase of Notes Upon a Change of Control” and below under “— Consolidation, Merger and Sale of Assets” will continue to be applicable in the event of the occurrence of a Fall Away Event.
Consolidation, Merger and Sale of Assets
      The indenture provides that the Company may consolidate or merge with or into any other corporation (or, if a corporate co-issuer formed under the laws of the United States, any state in the United States or the District of Columbia becomes a co-obligor on the notes, any limited partnership or limited liability company), or lease, sell or transfer all or substantially all of the Company’s property and assets if:

•	the Person formed by such consolidation or into which the Company is merged, or the party which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

•	the Person formed by such consolidation or into which the Company is merged, or the party which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets, agrees to pay the principal of, and any premium and interest on, the notes and perform and observe all covenants and conditions of the indenture by executing and delivering to the Trustee a supplemental indenture; and

•	immediately after giving effect to such transaction and treating indebtedness for borrowed money which becomes the Company’s obligation or an obligation of a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Default or Event of Default, has happened and is continuing.
      If, upon any such consolidation or merger, or upon any such lease, sale or transfer of any of the Company’s assets or of any asset of any Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any lien securing any indebtedness of, or guaranteed by, such other Person or party (other than any lien permitted as described under “— Certain Covenants — Restrictions on Secured Debt” above), the Company, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if the Company decides, any other indebtedness of, or guaranteed by, the Company or any Subsidiary then existing or thereafter created) equally and ratably with (or, at the Company’s option, prior to) the indebtedness secured by such lien.

Reports
      Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the holders of notes:

(1) all quarterly and annual financial information that is required to be filed with the Commission on Forms 10-Q and 10-K to the extent the Company does not file such Forms with the Commission, including a “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent accountants; and

(2) all current reports that are required to be filed with the Commission on Form 8-K to the extent the Company does not file such reports with the Commission.
      In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability unless the Commission will not accept such a filing, within the time periods specified in the Commission’s rules and regulations, and make such information available to securities analysts and prospective investors upon request.
Events of Default
      With respect to the notes of either series, an “Event of Default” is defined in the indenture as being:

(1) a failure to pay interest upon the notes of such series that continues for a period of 30 days after payment is due;

(2) a failure to pay the principal or premium, if any, on the notes of such series when due upon maturity, redemption, acceleration or otherwise;

(3) a failure to comply with the covenant described under “— Consolidation, Merger and Sale of Assets” or to make or consummate a Change of Control Offer in accordance with the provisions of “— Purchase of Notes Upon a Change of Control;”

(4) a failure to comply with any of the Company’s other agreements contained in the indenture applicable to the notes of such series for a period of 60 days after written notice to the Company of such failure from the Trustee (or to the Company and the Trustee from the holders of at least 25% of the principal amount of the notes of that series);

(5) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding indebtedness in excess of $40 million, individually or in the aggregate, and either (a) such default results from the failure to pay such indebtedness at its stated final maturity and such default has not been cured or the indebtedness repaid in full within ten days of the default or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness and such acceleration has not been rescinded or such indebtedness repaid in full within ten days of the acceleration;

(6) one or more judgments or orders that exceed $40 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days after such judgment or judgments become final and nonappealable;

(7) any Guarantee by a significant subsidiary shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such Guarantee; and

(8) certain events of bankruptcy, insolvency or reorganization relating to the Company or any of its Restricted Subsidiaries that are significant subsidiaries.
      The indenture provides that if there is a continuing Event of Default (other than an Event of Default under clause (8) above with respect to the Company) with respect to the notes, either the Trustee or the holders of at least 25% of the outstanding principal amount of the notes of either series may declare the principal amount of all of the notes of such series to be due and payable immediately. However, at any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes of such series, but before the applicable person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes of such series may, under certain conditions, cancel such acceleration if the Company has cured all Events of Default (other than the nonpayment of accelerated principal) with respect to the notes of such series or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “— Modification and Waiver.” If an Event of Default specified in clause (8) above with respect to the Company occurs, all outstanding notes shall become due and payable without any further action or notice.
      The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes of either series, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of such series.
      No holder of any note of a series will have any right to institute any proceeding with respect to the indenture or for any remedy unless:

•	the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes of such series;

•	the holders of at least 25% in principal amount of the outstanding notes of such series have made a written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; and

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding notes of such series a direction inconsistent with such request.
      However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.
      The Company is required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of the notes notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of the notes not to provide such notice.
Modification and Waiver
      The Company and the Trustee may modify or amend the indenture without the consent of any Holder, to:

•	cure any ambiguity, defect, mistake or inconsistency in the indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	comply with the provisions described under “— Consolidation, Merger and Sale of Assets” or “— Certain Covenants — Additional Guarantees”;

•	comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	evidence and provide for the acceptance of appointment by a successor Trustee;

•	make any change that, in the good faith opinion of the board of directors, does not materially and adversely affect the legal rights under the indenture of any Holder;

•	secure the notes;

•	provide for the issuance of additional notes of the series in accordance with the limitations set forth in the indenture;

•	conform the text of the indenture, the notes or guarantees to any provision of the “Description of the Notes” contained in the confidential offering memorandum, dated July 14, 2005, relating to the Restricted Bonds; and

•	allow any Guarantor to execute a supplemental indenture and/or guarantee with respect to the notes of such series.
      The Company and the Trustee may modify or amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of a series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holders of all then outstanding notes of a series:

•	change the due date of the principal of, or any installment of principal of or interest on, the notes of such series;

•	reduce the principal amount of, or any premium or interest rate on, the notes of such series;

•	change the place or currency of payment of principal of, or any premium or interest on, the notes of such series;

•	amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “— Purchase of Notes Upon a Change of Control,” including, in each case, amending, changing or modifying any definitions related thereto, in each case, after the Company is obligated to make a Change of Control Offer;

•	release any Guarantor from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes after the due date thereof; or

•	reduce the percentage in principal amount of the notes of such series then outstanding, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.
      The holders of a majority of the principal amount of the outstanding notes of a series may waive future compliance by the Company with certain restrictive covenants of the indenture applicable to such series of notes. The holders of at least a majority in principal amount of the outstanding notes of a series may waive any past default under the indenture, except a failure by the Company to pay the principal of, or any premium or interest on, any notes of such series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of such series.
No Personal Liability of Directors, Officers, Employees and Shareholders
      No director, officer, employee or shareholder of the Company will have any liability for any of the Company’s obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding notes of any series (“Legal Defeasance”). Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the notes of the applicable series and the related Guarantees, and the indenture shall cease to be of further effect as to all outstanding notes of such series and the related Guarantees, except as to:

(1) rights of holders to receive payments in respect of the principal of and interest on the notes of such series when such payments are due from the trust funds referred to below,

(2) the Company’s obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee, and the Company’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the indenture.
      In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture with respect to either series of notes, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Company may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.
      In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes of either series:

(1) the Company must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of and interest on the notes on such series on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the notes of such series,

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that:

(a) the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds and the grant of any related liens to be applied to such deposit),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the indenture or a default under any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds and the grant of any related liens to be applied to such deposit),

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers’ certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/or (3) and (5) of this paragraph have been complied with.

      If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes of the applicable series when due, then the Company’s obligations and the obligations of Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes of a series when either:

(1) all the notes of such series that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all notes of such series not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “— Optional Redemption,” and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the holders of such notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,

(b) the Company has paid all sums payable by it under the indenture, and

(c) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes of such series at maturity or on the date of redemption, as the case may be.
      In addition, the Company must deliver an officers’ certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Governing Law
      The indenture and the notes are governed by the laws of the State of New York.
The Trustee
      The Bank of New York is the Trustee under the indenture.
      Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.
      “Affiliate” means, with respect to any specified Person: any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Attributable Debt” means, in the context of a Sale Leaseback Transaction, the present value, discounted at the interest rate implicit in the lease involved in such Sale Leaseback Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.
      “Borrowing Base” means, as of the date of determination, an amount equal to the sum, without duplication of (i) 80% of the net book value of the Company’s and the Restricted Subsidiaries’ accounts receivable (excluding any accounts receivable subject to a Qualified Receivables Transaction) at such date and (ii) 60% of the net book value of the Company’s and the Restricted Subsidiaries’ inventories at such date. Net book value shall be determined in accordance with GAAP as reflected in the most recent available balance sheet; provided, that on the date of determination pro forma effect in accordance with GAAP and Regulation S-X will be given to the acquisition or disposition of any Person or line of business since the date of the most recent available balance sheet (it being understood that the accounts receivable and inventories of an acquired Person or line of business may be included if such acquisition has been completed on or prior to the date of determination).
      “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of the Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

      “Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after Issue Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into, or exchangeable for, Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.
      “Cash Equivalents” means

(1) any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least “A-2” by S&P or at least “P-2” by Moody’s,

(3) commercial paper with a maturity of 360 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) and rated at least “A-2” by S&P and at least “P-2” by Moody’s,

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 180 days from the date of acquisition, and

(5) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).
      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;

(3) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

(A) the outstanding Voting Stock of the Company is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under “— Certain Covenants — Limitations on Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions described under “— Certain Covenants — Limitations on Restricted Payments”), and

(B) immediately after such transaction, no “person” or “group” is the beneficial owner (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the surviving corporation; or

(4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger and Sale of Assets”;
provided, that notwithstanding the foregoing, following the occurrence of a Fall Away Event, notwithstanding that any of the events set forth in clauses (1) through (4) above has occurred, a Change of Control shall not be deemed to have occurred unless a Ratings Decline has also occurred.
      “Commission” means the U.S. Securities and Exchange Commission.
      “Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.
      “Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of:

(1) income tax expense, including, without limitation, any accrued but unpaid income tax expense of such Person and its Restricted Subsidiaries,

(2) Consolidated Interest Expense of such Person and its Restricted Subsidiaries and deferred financing fees in connection with the Transactions and the acquisition of any Person permitted under the indenture,

(3) depreciation expense of such Person and its Restricted Subsidiaries,

(4) amortization expense (including amortization of intangibles (including, but not limited to, goodwill)) of such Person and its Restricted Subsidiaries,

(5) non-cash charges of such Person and its Restricted Subsidiaries recorded pursuant to FAS 142 or FAS 144 in respect of impairment of goodwill or assets,

(6) any other non-cash items of such Person and its Restricted Subsidiaries except to the extent representing an accrual for future cash outlays,

(7) any extraordinary losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on the sales of assets outside of the ordinary course of business) of such Person and its Restricted Subsidiaries, and

(8) (i) up to $23.0 million of cash non-recurring charges arising from the terminated acquisition agreement for King Pharmaceuticals, Inc., (ii) up to $40.0 million of cash restructuring charges related to the closing of Mylan Bertek and (iii) non-recurring cash charges in connection with the lorazepam and clorazepate litigation existing on the Issue Date, minus, to the extent included in Consolidated Net Income for such period, the sum of:

(A) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) of such Person and its Restricted Subsidiaries; and

(B) any other non-cash income of such Person and its Restricted Subsidiaries.
      “Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Adjusted EBITDA of the Company during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Adjusted EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) basis for the period of such calculation to:

(1) the incurrence or repayment of any indebtedness of the Company or any of its Subsidiaries (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales outside the ordinary course of business or acquisitions (including, without limitation, any such acquisition resulting in the formation of a Subsidiary) and also including any Consolidated Adjusted EBITDA attributable to the assets that are the subject of acquisition or excluding any Consolidated Adjusted EBITDA attributable to assets that are the subject of such asset sale) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or acquisition (including the incurrence, assumption or liability for any indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Subsidiaries directly or indirectly guarantees indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed indebtedness as if the Company or any such Subsidiary had directly incurred or otherwise assumed such guaranteed indebtedness, but only to the extent of such guarantee.
      Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness in effect on the Transaction Date;

(2) if interest on any indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate shall be calculated by applying such optional rate as the Company shall designate; and

(3) notwithstanding clause (1) above, interest on indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
      “Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; plus

(2) the product of

(a) the amount of all dividend payments on any series of Preferred Stock of the Company or any Restricted Subsidiary (other than dividends paid or accrued in Qualified Capital Stock or dividends paid or accrued to the Company or a Wholly Owned Subsidiary) paid, accrued or scheduled to be paid or accrued during such period (without duplication), and

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

      “Consolidated Interest Expense” means, of any Person for any period, total accrued interest expense whether or not paid in cash (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding indebtedness of such Person and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit); provided that deferred financing fees in connection with the Transactions shall be excluded.
      “Consolidated Net Income” means, of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Company and its Restricted Subsidiaries for any period, there shall be excluded:

(1) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries,

(2) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions and

(3) the undistributed earnings of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any agreement, instrument, contract or other undertaking to which such Person is a party or by which any of its property is bound or any law, treaty, rule, regulation or determination of an arbitrator or a court of competent jurisdiction or other governmental authority, in each case, applicable or binding upon such Person or any of its Property or to which such Person or any of its property is subject.
      “Consolidated Net Tangible Assets” means the total amount of assets minus:

(1) all applicable reserves;

(2) all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in the Company’s most recent audited consolidated balance sheet, except that (i) assets will include an amount equal to the Attributable Debt in respect of any Sale Leaseback Transaction not capitalized on such balance sheet, (ii) all amounts attributable to any Unrestricted Subsidiary shall be excluded and (iii) on the date of determination pro forma effect in accordance with GAAP and Regulation S-X will be given to the acquisition or disposition of any Person or line of business since the date of such balance sheet (it being understood that any such assets of an acquired Person or line of business may be included if such acquisition has been completed on or prior to the date of determination).
      “Credit Agreement” means the Credit Agreement dated on or about the Issue Date, among the Company, as borrower thereto, the Company’s subsidiaries which are guarantors thereof, certain lenders party thereto, and certain agents party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, in each case, by means of one or more credit agreements, note purchase agreements or sales of debt securities to institutional investors whether with the original agents and lenders or otherwise and including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing) and including, without limitation, to increase the amount of available borrowing thereunder or to add Restricted Subsidiaries as additional borrowers or guarantors or otherwise.
      “Currency Hedging Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.
      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
      “Event of Default” has the meaning set forth under “— Events of Default.”
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.
      “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined in good faith by the Company.
      “Fall Away Event” means with respect to a series of notes such time as such series of notes shall have achieved an Investment Grade Rating (pursuant to ratings from each of S&P and Moody’s (or any substituted Rating Agency)) and the Company shall have delivered to the Trustee an officers’ certificate certifying that the foregoing condition has been satisfied.
      “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
      “guarantee” a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or part of any indebtedness.
      “Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.
      “Guarantor” means each Restricted Subsidiary of the Company that guarantees the Company’s Indenture Obligations.
      “indebtedness” with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capital Lease Obligations and all Attributable Debt of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is incurred (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the obligation so secured;

(8) all obligations under Currency Hedging Agreements and all Interest Rate Agreements of such Person; and

(9) all obligations represented by Redeemable Capital Stock of such person.
      “Indenture Obligations” means the obligations of the Company and any other obligor under the indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the indenture, the registration rights agreement, the notes and the performance of all other obligations to the Trustee and the holders under the indenture and the notes, according to the respective terms thereof.
      “Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.
      “Investment” means, with respect to any Person, directly or indirectly, (i) any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others), (ii) any payment for property or services for the account or use of others, (iii) any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person, (iv) any Designation of a Subsidiary as an Unrestricted Subsidiary, (v) any upfront milestone, marketing or other funding payment to another Person in connection with obtaining a right to receive royalty or other payments in the future or (vi) any other item to the extent required to be reflected as an investment on a consolidated balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Restricted Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in “— Certain Covenants — Limitations on Restricted Payments.”
      “Investment Grade Rating” means (i) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent), and (ii) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent).
      “Issue Date” means the date on which the Restricted Bonds were initially issued.
      “Moody’s” means Moody’s Investors Service, Inc. and its successors.
      “Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “— Certain Covenants — Limitations on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting, taxes and other fees and expenses actually incurred or reserved in good faith for post-closing adjustments in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Offer to Purchase” means the Company’s Offer to Purchase dated as of June 16, 2005 relating to the Tender Offer, as amended.
      “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the specified Person.
      “officers’ certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.
      “Permitted Investment” means

(1) Investments in the Company or any Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(2) indebtedness of the Company owing to a Restricted Subsidiary; provided that:

(a) any indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is unsecured and is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the notes; and

(b) any disposition, pledge or transfer of any such indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary of the Company) shall be deemed to be an Investment by the Company or other obligor not permitted by this clause (2);

(3) indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that (a) any disposition, pledge or transfer of any such indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such indebtedness by the obligor not permitted by this clause (3), and (b) any transaction pursuant to which any Restricted Subsidiary, which has indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of indebtedness by such Restricted Subsidiary that is not permitted by this clause (3);

(4) (a) guarantees of any Restricted Subsidiary of indebtedness of the Company or any of its Restricted Subsidiaries, and (b) guarantees by the Company of indebtedness of a Restricted Subsidiary;

(5) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business:

(a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such indebtedness then outstanding,

(b) under any Currency Hedging Agreements, relating to (1) indebtedness of the Company or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements after being entered into do not increase the indebtedness or other obligations of the Company or any Restricted

Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, or

(c) under any Commodity Price Protection Agreements which after being entered into do not increase the amount of indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(6) Investments in the notes;

(7) Cash Equivalents;

(8) Investments in existence on the Issue Date;

(9) loans and advances, and guarantees of such loans and advances, to employees, customers and suppliers in the ordinary course of business in the aggregate amount outstanding at any one time not to exceed $5.0 million;

(10) any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(11) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(12) any Investments in American Triumvirate Insurance Company (for so long as it is maintained as a captive insurance subsidiary) in the ordinary course of business to the extent required to maintain its status as a well capitalized company under applicable regulations;

(13) Investments in any special purpose receivables Subsidiary as part of a Qualified Receivables Transaction;

(14) Investments in any Permitted Joint Venture in an amount outstanding at any one time not to exceed $25.0 million;

(15) any Investments made solely in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of the Company; and

(16) other Investments in the aggregate amount outstanding at any one time not to exceed $75.0 million.
      In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment.
      “Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries has an equity interest which is engaged in the same business as the Company and its Restricted Subsidiaries or a business reasonably related, ancillary or complimentary thereto or that is a reasonable extension thereof.
      “Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
      “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

      “Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which any Person issues interests, the proceeds of which are used to finance a discrete pool (which may be fixed or revolving) of receivables and related assets (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables and related assets, including, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect thereof, the Capital Stock of any special purpose receivables Subsidiary, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with a receivables facility financing transaction.
      “Rating Agencies” means:

(a) S&P;

(b) Moody’s; or

(c) if S&P or Moody’s or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.
      “Rating Category” means:

(a) with respect to S&P, any of the following categories (any of which may include a “+” or a “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(b) with respect to Moody’s, any of the following categories (any of which may include a “1”, “2” or a “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency.
      In determining whether the rating of the notes has decreased by one or more gradation, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).
      “Rating Decline” shall be deemed to occur if, at the time of or in connection with the occurrence of an event specified in clauses (1) through (4) of the definition of Change of Control, the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), and such decrease is directly attributable, in whole or in part, to such event.
      “Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company so long as such instrument provides that such redemption will not be required unless permitted under the indenture), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.
      “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
      “Sale Leaseback Transaction” means the leasing by the Company or any Subsidiary of any asset, whether owned at the Issue Date or acquired after the Issue Date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Company and any Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Company or such Subsidiary to any party with the intention of taking back a lease of such property.

      “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.
      “significant subsidiary” means, with respect to any Person, any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.
      “Stated Maturity” means, when used with respect to any indebtedness or any installment of interest thereon, the dates specified in such indebtedness as the fixed date on which the principal of such indebtedness or such installment of interest, as the case may be, is due and payable.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Tender Offer” means the offer to purchase up to $1,000,000,000 aggregate amount of the Company’s common stock, par value $0.50 per share, pursuant to the terms set forth in the Offer to Purchase.
      “Transactions” means, collectively, the entering into of the indenture by the Company and the Guarantors, the entering into of the Credit Agreement on or about the Issue Date and the issuance and sale by the Company of the notes, the consummation of the Tender Offer in accordance with the terms of the Offer to Purchase and all other transactions contemplated by the foregoing.
      “Triggering Indebtedness” means (i) the Credit Agreement or (ii) any other indebtedness of the Company or any Restricted Subsidiary represented by bonds, debentures, notes or other securities.
      “Unrestricted Subsidiary” means (1) American Triumvirate Insurance Company, (2) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Company in accordance with the covenant described under “— Certain Covenants — Limitations on Designation of Unrestricted Subsidiaries” and (3) any Subsidiary of an Unrestricted Subsidiary; provided, that following a Fall Away Event, all Unrestricted Subsidiaries of the Company shall automatically and immediately become Restricted Subsidiaries (except for American Triumverate Insurance Company for so long as it is a regulated captive insurance company and is not engaged in any other material business).
      “U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.
      “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
      “Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company of which the Company owns all of the capital stock, other than directors’ qualifying shares of such Restricted Subsidiary.
Book-Entry Delivery and Form
      Except as described below, the Exchange Bonds will be initially represented by one or more global bonds (“Global Bonds”) in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Bonds for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders of Exchange Bonds may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.
      So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the Exchange Bonds.
      Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.
      We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
      Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds.
      So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for the purposes of receiving payment on the Exchange Bonds, receiving notices and for all other purposes under the Indenture and the Exchange Bonds. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Bonds in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Bonds under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Bonds or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Bonds is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.
      DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Bonds only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Bonds as to which such participant or participants has or have been given such direction.
      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Securities
      Exchange Bonds will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Bonds only (i) if DTC notifies us that it is unwilling or unable to continue as depositary for the Global Bonds or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and we thereupon fail to appoint a successor depositary within 90 days of such notice or cessation or, (ii) upon the request of DTC at any time that there shall have occurred and be continuing an Event of Default with respect to the Exchange Bonds. Upon any such exchange, certificated Exchange Bonds shall be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).
Registration Rights
      We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
      Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Restricted Bonds, at our cost, to use our reasonable best efforts to:

•	file, no later than 120 days after the date of the original issuance of the Restricted Bonds, a registration statement for Exchange Bonds, with identical terms to the Restricted Bonds except that the Exchange Bonds will not contain terms with respect to transfer restrictions and registration rights and will not provide for the payment of additional interest under the circumstances described below; and

•	cause the exchange offer registration statement to become effective no later than 210 days after the date of the original issuance of the Restricted Bonds and to remain effective until the closing of the exchange offer.
Wet have also agreed to commence the exchange offer, as promptly as practicable following the effectiveness of the exchange offer registration statement, and to keep the exchange offer open for not less than 30 calendar days after the date notice thereof is mailed to holders (or longer if required by applicable law).
Shelf Registration
      In the event:

•	we are not permitted to effect the exchange offer because the exchange offer is not permitted by applicable law or SEC policy,

•	if for any other reason, the exchange offer registration statement is not declared effective within 210 days after the date of the original issuance of the Restricted Bonds or the exchange offer is not consummated within 240 days after the date of the original issuance of the Restricted Bonds,

•	any initial purchaser notifies us it owns Restricted Bonds acquired directly from us, or

•	any holder of Restricted Bonds notifies us that (a) it is not permitted to participate in the exchange offer, or (b) it does not receive freely transferable Exchange Notes pursuant to the exchange offer, we have agreed to use our reasonable best efforts to file with the SEC, within 270 days after the date of the original issuance of the Restricted Bonds, a shelf registration statement to cover resales of the Registrable Securities (as defined in the registration rights agreement) by the holders thereof. We will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC and to remain continuously effective supplemented and amended until the second anniversary of the effective date of the shelf registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant thereto or cease to be outstanding or have been sold to the public pursuant to Rule 144 under the Securities Act or have become eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.
Additional Interest
      If (i) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness, subject to certain limited exceptions, (iii) we fail to consummate the exchange offer within 240 days after the original issue date of the Restricted Bonds, or (iv) the shelf registration statement, if required to be filed, is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the resales of registrable securities (as defined in the registration rights agreement), as the case may be, during the periods specified in the registration rights agreement (each such event referred to in clauses (i) through (iv) above, a “Registration Default”), then we will pay additional interest (“Additional Interest”) in cash to each holder of registrable securities, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of such registrable securities. The amount of Additional Interest will increase by an additional 0.25% per annum of the principal amount of the Restricted Bonds for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 1.0% of the principal amount of the applicable securities. In the case of clauses (i) through (iii) above, following the earlier of (x) the cure of all Registration Defaults or (y) the date on which the notes cease to be registrable securities, the accrual of Additional Interest will cease. In the case of clause (iv) above, following the earlier of (x) the Shelf registration statement once again becoming usable or (y) the expiration of the time period referred to in Rule 144(k) under the Securities Act, the accrual of Additional Interest will cease.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds where such Restricted Bonds were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2005, all dealers effecting transactions in the Exchange Bonds may be required to deliver a prospectus.
      The Company will not receive any proceeds from any sale of Exchange Bonds by broker-dealers. Exchange Bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Bonds. Any broker-dealer that resells Exchange Bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Bonds may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.
      We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS
      Certain legal matters with respect to the validity of the Exchange Bonds offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Kristin A. Kolesar, Corporate Counsel of Mylan Laboratories Inc. Ms. Kolesar is a participant in various employee benefit plans offered by us to our employees generally.
EXPERTS
      The consolidated financial statements of Mylan Laboratories, Inc. as of March 31, 2005 and 2004 and for each of the three years in the period ended March 31, 2005 and management’s report on the effectiveness of internal control over financial reporting as of March 31, 2005 appearing in the Company’s Current Report on Form 8-K filed November 17, 2005, and the financial statement schedule for each of the three years in the period ended March 31, 2005 appearing in the Company’s Form 10-K for the year ended March 31, 2005, incorporated in this prospectus by reference have been audited by Deloitte and Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
AVAILABLE INFORMATION
      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports that the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:
Investor Relations
Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, PA 15317
(724) 514-1800
      Our common stock is listed on the New York Stock Exchange under the symbol “MYL.” You can inspect and copy reports, proxy statements and other information about us at the NYSE’s offices at 20 Broad Street, New York, New York 10005.
      We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Bonds remain outstanding, we will file with the SEC (unless the SEC will not accept such a filing, in which case we will provide to holders of Bonds) (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports, which would include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.
      In order to obtain timely delivery, you must request the information no later than                     , 2005, which is five business days before the expiration date of this exchange offer.

INCORPORATION BY REFERENCE
      We are incorporating by reference certain information that we file with the SEC under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, which we filed with the SEC on May 20, 2005; and

•	our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2005, which we filed with the SEC on July 29, 2005; and

•	our proxy statement on Schedule 14A, which we filed with the SEC on September 15, 2005; and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, which we filed with the SEC on July 28, 2005; and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, which we filed with the SEC on November 4, 2005; and

•	our current reports on Form 8-K, which we filed with the SEC on June 14, 2005, June 16, 2005, June 16, 2005, July 1, 2005, July 7, 2005, July 15, 2005, July 18, 2005, July 19, 2005 (except as otherwise set forth therein), July 19, 2005, July 27, 2005 and November 17, 2005.
      All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption “Available Information.” Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any current report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
      Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

MYLAN LABORATORIES INC.
OFFER TO EXCHANGE
$150 million aggregate principal amount of 5.750% Senior Notes due 2010
CUSIP #628530AA5, ISIN #US628530AA54
CUSIP #U62488AA6, ISIN #USU62488AA69
in exchange for $150 million aggregate principal amount of 5.750% Senior Notes due 2010 which have been registered under the Securities Act of 1933, as amended,
and
$350 million aggregate principal amount of 6.375% Senior Notes due 2015
CUSIP #628530AC1, ISIN #US628530AC11
CUSIP #U62488AD4, ISIN #USU62488AB43
in exchange for $350 million aggregate principal amount of 6.375% Senior Notes due 2015 which have been registered under the Securities Act of 1933, as amended

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
      Mylan Laboratories Inc. is organized under the laws of Pennsylvania. Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our by-laws substantively provide that we will indemnify our officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.
      Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its by-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our by-laws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.
      The bylaws of Mylan Laboratories Inc. provide that each person who is or was serving as a director, officer, employee or agent of the corporation, or any person who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise shall be entitled to indemnification as and to the fullest extent permitted by the BCL or any successor statutory provision, as from time to time amended.
      The by-laws of Mylan Laboratories Inc. also provide that Mylan Laboratories Inc. may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.
      MLRE LLC is organized under the laws of Pennsylvania. Under Section 8945 of the Pennsylvania Statutes, a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Indemnification shall not be made in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
      The operating agreement of MLRE LLC provides that except as expressly prohibited by law, each member, manager and all trustees of any employee retirement benefit plan or similar plan shall be indemnified against any and all claims and demands suffered or sustained by reason of any act, omission or alleged act or omission arising out of activities taken primarily on behalf of the company, at the request or with the approval of the company or primarily in furtherance of the interests of the company in the absence of willful misconduct or recklessness.
      The operating agreement of MLRE LLC also provide that MLRE LLC may maintain an insurance policy which insures members, managers and all trustees of any employee retirement benefit plan or similar plan against certain liabilities which might be incurred in connection with the performance of their duties.
      Under the Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.
      Mylan Inc. may provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL. The directors and officers of Mylan Inc. and our subsidiaries may be insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by Mylan Inc.
      UDL Laboratories, Inc. is organized under the laws of Illinois. Under Section 8.75 of the IBCA, directors and officers may be indemnified by the corporation against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative, or by reason of the fact that such director or officer serves or served as a representative of another entity at the request of the corporation, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests.
      UDL Laboratories, Inc. may provide for the indemnification of our directors and officers as authorized by Section 8.75 of the IBCA. The directors and officers of UDL Laboratories, Inc. and our subsidiaries may be insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by UDL Laboratories, Inc.
      Mylan Bertek Pharmaceuticals Inc. is organized under the laws of Texas. Article 2.02-1 of the Texas Business Corporation Act provides generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the corporation against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests (and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful). Indemnification of a person found liable to the corporation or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding. Article 2.02-1 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, agent or similar functionary of another entity or enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.
      Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act provides that a corporation’s articles of incorporation may limit or eliminate the directors’ liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.
      The articles of incorporation of Mylan Bertek Pharmaceuticals Inc. provide that the liability of each director of the corporation is eliminated to the fullest extent permitted by Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, as from time to time amended. The articles of incorporation also indemnify to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act, as from time to time amended, any and all persons whom it shall have power to indemnify under Article 2.02-1 of the Texas Business Corporation Act, as from time to time amended, against any and all of the expenses, liabilities, or other matters referred to or covered by this act.
      The bylaws of Mylan Bertek Pharmaceuticals Inc. provide that each person who is or was serving as a director, officer, employee or agent of the corporation, or any person who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity or enterprise shall be entitled to indemnification as and to the fullest extent permitted by Article 2.02-1 of the Texas Business Corporation Act or any successor statutory provision, as from time to time amended.
      The bylaws of Mylan Bertek Pharmaceuticals Inc. also provide that the corporation may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise against any liability asserted against him and incurred by him in such capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify such person against that liability under the bylaws or the Texas Business Corporation Act.
      Bertek International, Inc., Milan Holding Inc., Mylan Caribe, Inc. and Mylan International Holdings, Inc. are organized under the laws of Vermont. The Vermont Business Corporation Act (the “VBCA”) permits a corporation to indemnify a director or officer against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to which he or she may be made a party by reason of his or her service in that capacity if: (1) he or she conducted himself or herself in good faith, (2) he or she reasonably believed that his or her conduct, in an official capacity with the corporation, was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and (3) in a proceeding brought by a governmental entity, he or she had no reasonable cause to believe his or her conduct was unlawful, and he or she is not finally found to have engaged in a reckless or intentional unlawful act. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent is not, of itself, determinative that either the director or officer did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director or officer adjudged liable: (a) to the corporation in a proceeding by or in the right of a corporation, or

(b) on the basis that a personal benefit was improperly received by the director or officer in a proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity. In addition, the VBCA provides that, unless limited in a corporation’s articles of incorporation, a corporation shall indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which the directors or officers are parties by reason of their service in those capacities against reasonable expenses incurred in connection with the proceeding. The VBCA also permits corporations to maintain directors and officers liability insurance.
      The VBCA permits the articles of incorporation of a Vermont corporation to include a provision eliminating or limiting the liability of a director or officer to the corporation or its stockholders for money damages for any action taken or failure to take any action, solely as a director or officer, based on a failure to discharge his or her duties, except for (i) the amount of a financial benefit received by the director or officer to which he or she is not entitled; (ii) an intentional or reckless infliction of harm on the corporation or the stockholders; (iii) voting for or assenting to an unlawful distribution; or (iv) an intentional or reckless criminal act.
      The articles of incorporation of Bertek International, Inc., Milan Holding Inc., Mylan Caribe, Inc. and Mylan International Holdings, Inc., as amended and restated, do not limit mandatory indemnification. The articles of incorporation of Bertek International, Inc., Milan Holding Inc., and Mylan International Holdings, Inc. provide for the elimination of such liability to the fullest extent provided by Vermont law. Bertek International, Inc., Milan Holdings Inc., Mylan Caribe, Inc. and Mylan International Holdings, Inc. may provide insurance for their officers and directors.
      MP Air Inc., Mylan Pharmaceuticals Inc. and Mylan Technologies Inc. are organized under the laws of West Virginia. Under Section 8-851 of the West Virginia Business Corporation Act (“WVBCA”), a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if: (1) (A) he or she conducted himself or herself in good faith; and (B) he or she reasonably believed: (i) iIn the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (2) he or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by the WVBCA. A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of for indemnification under the WVBCA. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct. Unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity. Under Section 8-852 of the WVBCA, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Under Section 8-856 of the WVBCA, a corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for: (A) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (B) liability arising out of conduct that constitutes: (i) receipt by him or her of a financial benefit to which he or she is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law. Under Section 8-857 of the WVBCA a corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this part.
      The articles of incorporation of MP Air Inc., Mylan Pharmaceuticals Inc. and Mylan Technologies Inc. do not contain broader indemnification provisions beyond those outlined in the WVBCA. MP Air Inc., Mylan Pharmaceuticals Inc. and Mylan Technologies Inc. may maintain director and officer liability insurance.

Item 21.	Exhibits and Financial Statement Schedules.
      See index to exhibits following the signature pages hereto.

Item 22.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MYLAN LABORATORIES INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert J. Coury	Vice Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Chief Financial Officer (Principal Financial Officer)	December 14, 2005

* Gary E. Sphar	V.P. — Corporate Controller (Principal Accounting Officer)	December 14, 2005

* Milan Puskar	Chairman and Director	December 14, 2005

* Wendy Cameron	Director	December 14, 2005

* Neil F. Dimick	Director	December 14, 2005

* Douglas J. Leech	Director	December 14, 2005

* Joseph C. Maroon, M.D.	Director	December 14, 2005

* Rod Piatt	Director	December 14, 2005

Signature	Title	Date

* C.B. Todd	Director	December 14, 2005

* R.L. Vanderveen, Ph.D., R. Ph.	Director	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

BERTEK INTERNATIONAL, INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Louis J. DeBone	President and Director (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* Sharad K. Govil	Director	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MYLAN TECHNOLOGIES INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Sharad Govil	President (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* Roger Foster	Secretary and Director	December 14, 2005

* Louis J. DeBone	Director	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MILAN HOLDING INC.
MYLAN INTERNATIONAL HOLDINGS, INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Louis J. DeBone	President and Director (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MYLAN CARIBE, INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Louis J. DeBone	President and Director (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* Rafael Bretana	Vice President and Director	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MYLAN INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Louis J. DeBone	President and Director (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* Rafael Bretana	Vice President, General Manager and Director	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by December 14, 2005.

MYLAN BERTEK PHARMACEUTICALS INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Executive Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Louis J. DeBone	President and Director (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Executive Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MYLAN PHARMACEUTICALS INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Executive Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Harry A. Korman	President and Director (Principal Executive Officer)	December 14, 2005

* Gary E. Sphar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* Louis J. DeBone	Director	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Executive Vice President and Director	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

UDL LABORATORIES, INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Louis J. DeBone	President and Director (Principal Executive Officer)	December 14, 2005

/s/ Edward J. Borkowski Edward J. Borkowski	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

* Vince Mancinelli	Executive Vice President, General Manager and Director	December 14, 2005

* Harry A. Korman	Director	December 14, 2005

* By: /s/ Edward J. Borkowski Name: Edward J. Borkowski Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MLRE LLC

By:	/s/ Mylan Laboratories Inc.

MYLAN LABORATORIES INC., as sole Member
Name: Edward J. Borkowski

Title:	Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Borkowski Edward J. Borkowski	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 14, 2005.

MP AIR, INC.

By:	/s/ Edward J. Borkowski

Name: Edward J. Borkowski

Title:	President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Borkowski Edward J. Borkowski	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 14, 2005

EXHIBIT INDEX
Index of Exhibits

Exhibit
Numbers	Description

4.1	Indenture, dated as of July 21, 2005, between the registrant and The Bank of New York, as trustee, relating to $500 million aggregate principal amount of senior notes, consisting of $150 million aggregate principal amount of 5.750% Senior Notes due 2010 and $350 million aggregate principal amount of 6.375% Senior Notes due 2015 (incorporated by reference to Exhibit 4.1 to Current Report of Form 8-K filed on July 27, 2005)

4.2	Registration Rights Agreement, dated as of July 21, 2005, among the registrant, the Guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNY Capital Markets, Inc., KeyBanc Capital Markets (a Division of McDonald Investments Inc.), PNC Capital Markets, Inc. and SunTrust Capital Markets, Inc., as initial purchasers of the registrant’s 5.750% Senior Notes due 2010 and 6.375% Senior Notes due 2015 (incorporated by reference to Exhibit 4.2 to Current Report of Form 8-K filed on July 27, 2005)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

5.2	Opinion of Kristin A. Kolesar

12	Computation of Ratio of Earnings to Fixed Charges (included in the Registration Statement)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.3	Consent of Kristin A. Kolesar (included in Exhibit 5.2)

24	Powers of Attorney†

25	Statement of Eligibility of Trustee†

99.1	Form of Letter to Clients†

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees†

†	Previously filed.